UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

SARA LEE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒  No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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September 16, 2009

Dear Sara Lee Stockholder:

It is my pleasure to invite you to Sara Lee Corporation’s 2009 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, October 29, 2009 at 9:30 a.m. (CDT), in the Chicago Marriott, 540 North Michigan Avenue, Chicago, Illinois. At the meeting, we will focus on the business items listed in the notice of the meeting, which follows on the next page.

We are pleased to again take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On September 16, 2009, we mailed to our U.S. and Canadian stockholders a Notice containing instructions on how to access our 2009 proxy statement and annual report and vote online. All other stockholders will receive a copy of the proxy statement and annual report by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement and annual report over the Internet next year, if you received them by mail this year.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding these three methods of voting are contained on the Notice or proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Brenda C. Barnes

Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on October 29, 2009

Sara Lee’s proxy statement and 2009 annual report are available at www.saralee.com/annualmeeting.

NOTICE OF THE 2009

ANNUAL MEETING OF STOCKHOLDERS

The 2009 Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 29, 2009, at 9:30 a.m. (CDT), in the Chicago Marriott, 540 North Michigan Avenue, Chicago, Illinois 60611 for the following purposes:

1.	to elect the 12 directors named in the attached proxy statement;

2.	to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for fiscal year 2010; and

3.	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on September 8, 2009 are entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

By Order of the Board of Directors

Brett J. Hart
Executive Vice President, General Counsel and Corporate Secretary

September 16, 2009

ADMISSION TO THE 2009 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Sara Lee common stock as of the close of business on September 8, 2009 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

•	If your Sara Lee shares are registered in your name and you received your proxy materials by mail, an admission ticket is attached to your proxy card.

•

If your Sara Lee shares are registered in your name and you received or accessed your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the Annual Meeting.

•

If your Sara Lee shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned shares of Sara Lee common stock on September 8, 2009.

No cameras, recording devices or large packages will be permitted in the meeting room.

INFORMATION ABOUT SARA LEE CORPORATION

Sara Lee is a global manufacturer and marketer of high-quality, brand name products for consumers throughout the world. The address of our principal executive office is 3500 Lacey Road, Downers Grove, Illinois 60515-5424 and our telephone number is +1.630.598.6000. Our corporate Web site is located at www.saralee.com. Information contained on our Web site does not constitute part of this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

Our Annual Meeting will be held on Thursday, October 29, 2009, at 9:30 a.m. (CDT), in the Chicago Marriott, 540 North Michigan Avenue, Chicago, Illinois 60611. The telephone number of the Chicago Marriott is +1.312.836.0100. The doors to the meeting room will open for admission at 9:00 a.m. Directions to the Chicago Marriott are posted at www.saralee.com.

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Sara Lee common stock as of the close of business on September 8, 2009 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership. No cameras, recording devices or large packages will be permitted in the meeting room.

Information About this Proxy Statement

Why you received this proxy statement.    You have received these proxy materials because Sara Lee’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On September 16, 2009, we mailed to our U.S. and Canadian stockholders of record as of the close of business on September 8, 2009 a Notice containing instructions on how to access this proxy statement and our annual report online, and we began mailing these proxy materials to stockholders outside the U.S. and Canada. If you own Sara Lee common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Sara Lee’s transfer agent, BNY Mellon Shareowner Services, at +1.888.422.9881 (toll free) or +1.201.680.6678 (international), or shrrelations@mellon.com.

Notice of Electronic Availability of Proxy Statement and Annual Report.    As permitted by Securities and Exchange Commission rules, Sara Lee is making this proxy statement and its annual report available to its stockholders electronically via the Internet. On September 16, 2009, we mailed to our U.S. and Canadian stockholders a Notice containing instructions on how to access this proxy statement and our annual report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Householding.    The Securities and Exchange Commission’s rules permit us to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of Annual Meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at +1.800.542.1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or Annual Meeting materials for your household, please contact Broadridge at the above phone number or address.

Information About Voting

Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone — Stockholders located in the United States can vote by telephone by calling +1.800.690.6903 and following the instructions on the proxy card;

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card; or

•	By Mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on October 28, 2009. If you hold shares in the Sara Lee Common Stock Fund under any of Sara Lee’s retirement or savings plans, your voting instructions for those shares must be received by 5:00 p.m. (EDT) on October 26, 2009 to allow sufficient time for voting by the trustees and administrators of the plans.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

•	FOR the election of the 12 nominees for directors named in the attached proxy statement; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for fiscal year 2010.

You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting in person at the Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to Sara Lee’s Corporate Secretary, Brett J. Hart. Your most current proxy card or telephone or Internet proxy is the one that is counted.

Each share of Sara Lee common stock is entitled to one vote. The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is September 8, 2009. As of September 8, 2009, there were 697,264,095 shares of Sara Lee common stock outstanding.

Information for Sara Lee Employees Who are Stockholders

If you are a Sara Lee employee who is a stockholder, or if you hold shares in the Sara Lee Common Stock Fund under any of Sara Lee’s retirement or savings plans (the “Savings Plans”) or participate in the Sara Lee Corporation Direct Investment Plan, you will receive one proxy for all accounts registered in the same name. If all of your accounts are not registered in the same name, you will receive a separate proxy for each account that is registered in a different name. If you participate in the Savings Plans, your proxy card will serve as voting instructions to the trustees of those plans for shares allocated to your account, as well as a proportionate share of any unallocated shares and unvoted shares. If you fail to give voting instructions to the trustees, your shares will be voted by the trustees in the same proportion as shares held by the trustees for which voting instructions have been received. To allow sufficient time for voting by the trustees and administrators of the Savings Plans, your voting instructions for shares held in the Savings Plans must be received by 5:00 p.m. (EDT) on October 26, 2009.

Information Regarding Tabulation of the Vote

Sara Lee has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders are confidential, and the votes will not be revealed to any Sara Lee employee or anyone else, other than to the non-management tabulator of votes or an independent election inspector, except (1) as necessary to meet applicable legal requirements, (2) if a stockholder writes comments on the proxy card directed to Sara Lee’s Board or management, or (3) in the event a proxy solicitation in opposition to the election of the Board of Directors is initiated. Representatives of Broadridge Financial Solutions, Inc. will tabulate votes for this year’s Annual Meeting.

Quorum Requirement

A quorum is necessary to hold a valid meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Information About Votes Necessary for Action to be Taken

Twelve directors have been nominated for election at the Annual Meeting. Sara Lee’s Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee in order for that nominee to be elected. Only votes “for” or “against” are counted as votes cast with respect to a director. Abstentions will have no effect. If a nominee who currently is serving as a director does not receive the affirmative vote of at least a majority of the votes cast, Maryland law provides that the director would continue to serve on Sara Lee’s Board as a “holdover director.” However, under our Corporate Governance Guidelines, each holdover director is required to tender his or her resignation to the Board promptly after the stockholder vote has been certified. Under the Guidelines, the independent directors (excluding the director who tendered the resignation) will decide whether to accept the resignation or whether other action should be taken, and publicly disclose its decision and rationale, within 90 days.

For the other proposal, the affirmative vote of a majority of votes cast on the proposal is necessary to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2). Abstentions and broker non-votes will have no effect because they are not considered votes cast.

Other Business to be Considered

The Board of Directors does not intend to present any business at the Annual Meeting other than the proposals described in this proxy statement. However, if any other matter properly comes before the Annual Meeting, including any stockholder proposal omitted from the proxy statement and form of proxy pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, your proxies will act on such matter in their discretion.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Sara Lee has adopted Corporate Governance Guidelines, which are available at www.saralee.com on the “Investor Relations” page under the link “Corporate Governance.” The Guidelines contain general principles regarding the functions of Sara Lee’s Board of Directors and Board Committees.

Director Independence

Sara Lee’s Corporate Governance Guidelines require that a substantial majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under the listing standards of the New York Stock Exchange, the Board must affirmatively determine that a director has no direct or indirect material relationship with Sara Lee. The Board has adopted categorical standards, which are contained in Sara Lee’s Corporate Governance Guidelines and conform to and exceed the independence criteria specified by the New York Stock Exchange, to assist it in making determinations regarding independence. The full text of the Board’s categorical standards is attached as Appendix A to this proxy statement. These categorical standards specify the criteria by which the independence of Sara Lee’s directors will be determined, including whether a director or any member of the director’s immediate family has any past employment or affiliation with Sara Lee or Sara Lee’s independent registered public accountants.

After considering these categorical standards, the listing standards of the New York Stock Exchange and any other relationships between the directors and Sara Lee, the Board determined that Christopher B. Begley, Crandall C. Bowles, Virgis W. Colbert, James S. Crown, Laurette T. Koellner, Cornelis J.A. van Lede, Dr. John McAdam, Sir Ian Prosser, Rozanne L. Ridgway, Norman R. Sorensen, Jeffrey W. Ubben and Jonathan P. Ward are independent. Brenda C. Barnes is not independent because she is an executive officer of Sara Lee.

Process for Nominating Potential Director Candidates

The Corporate Governance, Nominating and Policy Committee of Sara Lee’s Board of Directors is responsible for screening potential director candidates and recommending qualified candidates to the full Board for nomination. In evaluating potential director candidates, the Committee considers the qualifications listed in Sara Lee’s Corporate Governance Guidelines, which are available at www.saralee.com on the “Investor Relations” page under the link “Corporate Governance.” The Corporate Governance, Nominating and Policy Committee considers recommendations of potential candidates from incumbent directors, management and stockholders. Any recommendation submitted by a stockholder to the Corporate Governance, Nominating and Policy Committee must include the same information concerning the potential candidate and the stockholder, and must be received in the time frame, as would be required under Article I, Section 10 of Sara Lee’s Bylaws if the stockholder wished to nominate the candidate directly. From time to time the Committee also retains search firms to assist it. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the required information described above, should be submitted in writing to Sara Lee’s Corporate Secretary, Brett J. Hart, at Sara Lee Corporation, 3500 Lacey Road, Downers Grove, Illinois 60515-5424.

Code of Conduct

Sara Lee’s Global Business Standards, the company’s written corporate code of business conduct and ethics, embody Sara Lee’s long-standing history of requiring adherence to high standards of ethical conduct and business practices. The Global Business Standards are available on Sara Lee’s Web site at www.saralee.com on the “About Sara Lee” page under the link “Global Business Practices.” All of Sara Lee’s officers, directors and employees, including its Chief Executive Officer, Chief Financial Officer and principal accounting officer, are required to comply with the Global Business Standards.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with one or more members of Sara Lee’s Board of Directors, including the Chair of any Committee of the Board, by writing to the Board, or a specific Committee Chair or director at:

Board of Directors (or specific Committee Chair or director)
c/o Brett J. Hart, Corporate Secretary Sara Lee Corporation 3500 Lacey Road Downers Grove, Illinois 60515-5424

Sara Lee’s Board of Directors has instructed the Corporate Secretary to forward communications to the Board or to individual directors, as appropriate; however, the Board also has instructed the Corporate Secretary to review all correspondence received and, in his discretion, not forward correspondence that is unrelated to the duties and responsibilities of the Board. Examples of such inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

The Audit Committee of the Board of Directors has established procedures for employees, stockholders and others to submit confidential and anonymous reports of suspected illegal or unethical behavior, violations of Sara Lee’s Global Business Standards or concerns regarding Sara Lee’s accounting, internal accounting controls or auditing matters. Reports may be made by sending an email to business.practices@saralee.com, posting a report at www.saraleeresourceline.com or by calling —

•	+1.800.285.7964 (available toll-free outside the U.S. using the local AT&T Direct access number)

•	+1.312.345.5715 (reverse charges outside the U.S.)

Lead Independent Director

The Board, after considering the recommendation of the Corporate Governance, Nominating and Policy Committee, annually selects one independent director who is serving as Chairperson of a standing committee of the Board to serve as the Lead Independent Director for all meetings of the non-management directors held in executive session. The Lead Independent Director also has other authority and responsibilities that are described in the charter of the Lead Independent Director and in Sara Lee’s Corporate Governance Guidelines, both of which are available at www.saralee.com on the “Investor Relations” page under the link “Corporate Governance.” James S. Crown currently serves as the Lead Independent Director.

The Board recently amended Sara Lee’s Corporate Governance Guidelines to provide that when the current tenure of Sara Lee’s Chief Executive Officer has ended, the Board will select as Chairman of the Board a director who meets the general standards for director independence established at such time by the NYSE or such other stock exchange, if any, that is then the principal exchange on which Sara Lee’s common stock is traded. At that time, the Board intends to amend Sara Lee’s Bylaws to require that the Chairman of the Board be an independent director.

Executive Sessions

Pursuant to Sara Lee’s Corporate Governance Guidelines, non-management directors meet in regularly scheduled executive sessions without management. The Lead Independent Director chairs all regularly scheduled executive sessions of the Board, and also has authority to convene meetings of the non-management directors at any time with appropriate notice.

Attendance at Annual Meeting

As stated in Sara Lee’s Corporate Governance Guidelines, each director is expected to attend all annual meetings of stockholders. All of the directors who were then serving on the Board except one attended the 2008 annual meeting.

Governance Documents

All of Sara Lee’s current corporate governance documents and policies, including its Corporate Governance Guidelines, committee charters, charter of the Lead Independent Director and Global Business Standards, are available at www.saralee.com and in print to any stockholder who requests them.

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review and approval of transactions, involving certain persons, that Securities and Exchange Commission (“SEC”) regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and beneficial owners of 5% or more of our common stock. Under the written policy, Sara Lee’s Corporate Governance, Nominating and Policy Committee is responsible for reviewing and approving any related person transactions and will consider factors it deems appropriate, including:

•	the approximate dollar amount involved in the transaction, including the amount payable to the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•

whether the transaction involves the provision of goods or services to Sara Lee that are available from unaffiliated third parties and, if so, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the purpose of the transaction and any potential benefits to Sara Lee.

There are no related person transactions to report in this proxy statement.

Relationship with Executive Compensation Consultant

Sara Lee’s Compensation and Employee Benefits Committee (the “Committee”) has retained Frederic W. Cook & Co., Inc. (“FWCook”) as its independent executive compensation consultant. FWCook reports directly to the Committee, and the Committee may replace FWCook or hire additional consultants at any time. Frederic Cook, principal of FWCook, attends meetings of the Committee, as requested, and communicates with the Chair of the Committee between meetings; however, the Committee makes all decisions regarding the compensation of Sara Lee’s executive officers. None of Sara Lee’s management participated in the Committee’s decision to retain FWCook as the Committee’s independent executive compensation consultant.

FWCook provides various executive compensation services to the Committee with respect to Sara Lee’s executive officers and other key employees pursuant to a written consulting agreement with the Committee. The services FWCook provides under the agreement include advising the Committee on the principal aspects of Sara Lee’s executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of Sara Lee’s program design and Sara Lee’s award values in relationship to its performance. In the past five years, FWCook also has provided limited executive compensation consulting services to Sara Lee’s management in connection with Sara Lee’s disposition of certain businesses. For example, in connection with the spin-off of Sara Lee’s branded apparel business in September 2006, FWCook assisted management in developing compensation programs for the executive officers and non-management directors of that business unit.

The Committee regularly reviews the services provided by its outside consultants and believes that FWCook is independent in providing executive compensation consulting services to the Committee. The scope of FWCook’s business is providing executive compensation consulting services and it does not provide, directly or indirectly through affiliates, any non-executive compensation services, such as pension consulting or human resource outsourcing. In addition, in its consulting agreement with the Committee, FWCook agrees to advise the Chair of the Committee if any potential conflicts of interest arise that could cause FWCook’s independence and loyalty to be questioned, and to not undertake any projects for Sara Lee management except at the request of the Committee Chair and as agent for the Committee.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors held nine meetings during fiscal year 2009 and has the following standing committees: Audit, Compensation and Employee Benefits, Corporate Governance, Nominating and Policy, Executive, Finance and Qualified Legal Compliance. The following table shows the membership of these committees. All of the directors attended at least 75% of the total of all the meetings of the Board and Board committees on which he or she served during fiscal year 2009.

Each Board committee operates pursuant to a written charter. Copies of the committee charters are available on Sara Lee’s Web site at www.saralee.com on the “About Sara Lee” page under the link “Board of Directors–Committee Charters.”

Name	Audit	Compensation and Employee Benefits	Corporate Governance, Nominating and Policy	Executive	Finance
Brenda C. Barnes				X*	X
Christopher B. Begley	X				X
Crandall C. Bowles		X
Virgis W. Colbert					X
James S. Crown		X	X*	X
Laurette T. Koellner	X*		X	X
Cornelis J.A. van Lede	X		X
Dr. John McAdam			X
Sir Ian Prosser	X			X	X*
Rozanne L. Ridgway	X				X
Norman R. Sorensen		X	X
Jeffrey W. Ubben					X
Jonathan P. Ward		X*	X	X

*	Committee Chair

Audit Committee.    The Audit Committee assists the Board of Directors in its oversight of Sara Lee’s accounting and financial reporting principles and policies and internal audit controls and procedures; the integrity of Sara Lee’s financial statements and the independent audit thereof; compliance with legal and regulatory requirements and Sara Lee’s compliance programs; and the evaluation of the qualifications, independence and performance of Sara Lee’s independent registered public accountants and the performance of Sara Lee’s internal audit function. The Audit Committee met nine times during the year and regularly meets privately with the head of the internal audit department and with the independent registered public accountants. The Audit Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. The Board has determined that all members of the Audit Committee are financially literate pursuant to the listing standards of the NYSE, and has designated Laurette T. Koellner as an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission.

Compensation and Employee Benefits Committee.    The Compensation and Employee Benefits Committee reviews and approves Sara Lee’s compensation philosophy covering corporate officers and other key management employees; reviews the competitiveness of Sara Lee’s total compensation practices; determines the annual base salaries and incentive awards to be paid to, and approves the annual salaries of, corporate officers and other key management employees; approves the terms and conditions of proposed incentive plans applicable to corporate officers and other key management employees; approves and administers Sara Lee’s employee benefit plans; and reviews and approves special hiring and severance arrangements for corporate officers and other key management employees. The Committee has delegated to the Committee Chair responsibility for the review and approval of any corporate officer’s, or other designated key executive’s, hiring, severance or relocation arrangement that deviates materially from Sara Lee’s standard policies, procedures and programs. The Committee also may form and delegate authority to subcommittees or the Chair when it deems appropriate. The Compensation and Employee Benefits Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. The Compensation and Employee Benefits Committee met four times during the year.

Corporate Governance, Nominating and Policy Committee.    The Corporate Governance, Nominating and Policy Committee reviews and considers corporate governance policies and practices from time to time, evaluates potential director candidates and recommends qualified candidates to the full Board, reviews the executive resources and oversees Sara Lee’s activities and positions on significant corporate social responsibility and public policy matters. The Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. The Corporate Governance, Nominating and Policy Committee met five times during the year.

Executive Committee.    The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board of Directors from time to time and exercises the powers of the Board between meetings of the Board of Directors. The Executive Committee meets on a periodic basis, as needed, and did not meet during the year.

Finance Committee.    The Finance Committee reviews all aspects of Sara Lee’s financial structure, including its overall financial policies, sources and uses of funds, investment of assets held in Sara Lee’s employee benefit plan and Sara Lee’s dividend policy. The Finance Committee also performs other duties as requested by the Board of Directors from time to time. The Finance Committee met five times during the year.

Qualified Legal Compliance Committee.    The Qualified Legal Compliance Committee was established to facilitate the confidential receipt, retention and consideration of reports, made by attorneys retained or employed by Sara Lee, of evidence of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under federal or state law, or a similar material violation of any U.S. federal or state law by Sara Lee or any of its officers, directors, employees or agents. The Committee is comprised solely of non-management directors, all of whom are independent within the meaning of the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. The Qualified Legal Compliance Committee is comprised of the members of the Audit Committee and the chair of the Corporate Governance, Nominating and Policy Committee, who also serves as the chair of the Committee. The Qualified Legal Compliance Committee will meet on a periodic basis, as needed, and did not meet during the year.

PROPOSAL 1: ELECTION OF DIRECTORS

Directors Elected Annually

Sara Lee’s directors are elected each year by the stockholders at the Annual Meeting. We do not have a staggered board. Twelve directors will be elected at this year’s Annual Meeting. Each director’s term will last until the 2010 Annual Meeting of Stockholders and until he or she is succeeded by another director who has been elected.

Rozanne L. Ridgway is retiring from our Board of Directors at this year’s Annual Meeting. Sara Lee extends its heartfelt appreciation to Ms. Ridgway for her significant contributions to the company during her 17 years of service.

Information About the Nominees for Election to the Board of Directors

The following information is furnished with respect to each nominee for election as a director. All of the nominees currently are directors. If a nominee is unavailable to serve as a director, your proxies may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. The ages of the nominees are as of October 29, 2009.

BRENDA C. BARNES Chairman and Chief Executive Officer of Sara Lee Corporation since October 2005, President and Chief Executive Officer from February 2005 to October 2005, and President and Chief Operating Officer from July 2004 to February 2005. She has served as a director of Sara Lee since July 2004. Ms. Barnes served as the Interim President of Starwood Hotels and Resorts (hotel chain) from November 1999 to March 2000, and President and Chief Executive Officer of PepsiCola North America (soft drink manufacturer) from 1996 until 1998. Prior to that, she held various positions with several divisions of PepsiCo, Inc. from 1976 to 1996. She is a member of the Steering Committee of the Kellogg Center for Executive Women. Age 55.

CHRISTOPHER B. BEGLEY Chairman and Chief Executive Officer of Hospira, Inc. (global specialty pharmaceutical and medication delivery company). Mr. Begley was elected Chairman of Hospira in May 2007 and has served as Chief Executive Officer since Hospira was spun off from Abbott Laboratories (health care products) on April 30, 2004. Prior to that, he served in various positions with Abbott, including as Senior Vice President, Hospital Products from 2000 to April 2004; Senior Vice President, Chemical and Agricultural Products from 1999 to 2000; Vice President, Abbott Health Systems from 1998 to 1999; and Vice President, MediSense Operations, in 1998. He became a director of Sara Lee in October 2006. Mr. Begley also serves as a director of the Economic Club of Chicago, AdvaMed and National Center for Healthcare Leadership. Age 57.

CRANDALL C. BOWLES Chairman of Springs Industries, Inc. (home furnishings) since 1998 and The Springs Company (real estate, investments) since 2007. Ms. Bowles has served as a director of Springs Industries, Inc. since 1978 and as its Chief Executive Officer from 1998 until 2006. Subsequent to a spinoff and merger in 2006 and until July 2007, Ms. Bowles served as Co-Chairman and Co-Chief Executive Officer of Springs Global Participacoes S.A. (textile home furnishings). Ms. Bowles became a director of Sara Lee in October 2008. She also serves as a director of Deere & Company and J.P. Morgan Chase & Co. Age 62.

VIRGIS W. COLBERT Retired Executive Vice President, Miller Brewing Company (brewer) from 1997 to December 2005. Mr. Colbert joined Miller Brewing in 1979 and served as Senior Vice President-Worldwide Operations from 1995 to 1997 and as Vice President Operations from 1993 to 1995. He became a director of Sara Lee in January 2006. Mr. Colbert serves as a director of Bank of America Corporation, Lorillard, Inc., The Manitowoc Company, Inc. and The Stanley Works. Age 70.

JAMES S. CROWN President of Henry Crown and Company (diversified investments) since 2002 and Vice President from 1985 to 2002. He became a director of Sara Lee in 1998. Mr. Crown also is a director of General Dynamics Corporation and J.P. Morgan Chase & Co. He also serves as Chairman of the Board of Trustees of the University of Chicago Medical Center, and is a trustee of the Chicago Symphony Orchestra and the Museum of Science and Industry (Chicago). Age 56.

LAURETTE T. KOELLNER Retired Senior Vice President of The Boeing Company (aerospace manufacturer) and President of Boeing International from April 2006 to January 2008. Ms. Koellner served as President of Connexion by Boeing from December 2004 until April 2006, Chief People and Administration Officer of Boeing from 2002 to December 2004, a member of the Office of the Chairman from March 2002 to December 2003, Senior Vice President and President of Shared Services Group of Boeing from 2000 to 2002, Vice President and Corporate Controller of Boeing from 1999 to 2000, and as Vice President and General Auditor of Boeing from 1996 to 1999. Ms. Koellner became a director of Sara Lee in January 2003. She also serves as a director of American International Group Inc. and Celestica Inc. Age 55.

CORNELIS J.A. VAN LEDE Retired Chairman of the Board of Management and Chief Executive Officer of Akzo Nobel N.V. (manufacturer and distributor of healthcare products, coatings and chemicals) from 1994 to May 2003. Mr. van Lede joined Akzo Nobel in 1991 as a member of its Board of Management and he was appointed Vice Chairman of its Board of Management in 1992. From 1991 to 1994, Mr. van Lede served as Vice President of the Union of Industrial and Employers’ Confederations of Europe (UNICE), and from 1984 to 1991 he was Chairman of the Federation of Netherlands Industry (VNO). Mr. van Lede has been a director of Sara Lee since October 2002. He also serves as Chairman of the Supervisory Board of Heineken N.V. and as a member of the Supervisory Board of Royal Philips Electronics. He is a non-executive director of Air France-KLM Holding and Air Liquide. He is a member of the Board of Directors of INSEAD, and serves as a member of the Board of several non-profit organizations. Age 66.

DR. JOHN MCADAM Retired Chief Executive Officer of Imperial Chemical Industries PLC (specialty chemicals) from 2003 until its acquisition by Akzo Nobel N.V. in January 2008. Dr. McAdam served as Executive Vice President of ICI Paints from 1998 to 2003 and as a member of the PLC Board from 1999 to 2007, and as Chairman and Chief Executive Officer of its Quest International business from 1997 to 1998. Prior to that, Dr. McAdam held a number of positions with Unilever Plc (consumer products) from 1974 to 1997, including senior positions within its Birds Eye Walls, Quest International and Unichema International businesses. He also has served as a senior advisor to TPG Capital LLP (private equity) since May 2008. Dr. McAdam became a director of Sara Lee in October 2008. He serves as Chairman of Rentokil Initial plc and United Utilities Group plc, as a senior independent director of J Sainsbury plc, and as a non-executive director of Rolls-Royce Group plc. Age 61.

SIR IAN PROSSER Retired Chairman of InterContinental Hotels Group PLC (hotel business). He held various offices with InterContinental Hotels Group PLC and its precursors, Six Continents PLC and Bass PLC, since 1969, including serving as Chairman from 1987 through December 2003, Chief Executive Officer from 1987 to 2000, Group Managing Director from 1984 to 1987, and Director of Finance and Planning from 1978 to 1984. Sir Ian has been a director of Sara Lee since October 2004. He is the non-executive Deputy Chairman of BP plc and Chairman of the Navy Army and Airforce Institutes. Age 66.

NORMAN R. SORENSEN President and Chief Executive Officer of Principal International, Inc. since 2001 and, since 2007, Executive Vice President of Principal Financial Group, Inc. and Executive Vice President of Principal Life Insurance Company (financial services and asset management). He previously served as Senior Vice President of Principal Financial Group, Inc. since 2001 and Senior Vice President of Principal Life Insurance Company since 1998. Prior to that Mr. Sorensen served as a senior executive of American International Group, Inc. (insurance services) from 1989 to 1997. He became a director of Sara Lee in October 2007. He serves as Vice Chairman and director of the International Insurance Society and director of the U.S. Coalition of Service Industries. Mr. Sorensen also is a member of the Financial Services Roundtable and the Council on Foreign Relations. Age 64.

JEFFREY W. UBBEN Founder, Chief Executive Officer and Chief Investment Officer of ValueAct Capital (investment partnership) since 2000. From 1995 to 2000, Mr. Ubben served as a managing partner at Blum Capital Partners (investment firm) and prior to that spent eight years at Fidelity Management and Research (investment firm) serving as a fund manager and research analyst. He became a director of Sara Lee in August 2008. Mr. Ubben also serves as a director of Gartner Group, Inc. and Misys, plc. He serves as chairman of the national board of The Posse Foundation, is on the board of trustees of Northwestern University and is a board member of the American Conservatory Theater. Age 48.

JONATHAN P. WARD Senior Advisor, Kohlberg & Co. (investment firm) since July 2009. Former Chairman of the Chicago office of Lazard Ltd. (investment banking), and Managing Director, Lazard Freres & Co., LLC from November 2006 to June 2009. Mr. Ward served as Chairman and Chief Executive Officer of The ServiceMaster Company (national service company) from 2002 to 2006, and President and Chief Executive Officer of ServiceMaster from 2001 to 2002. Mr. Ward was President and Chief Operating Officer of R.R. Donnelley & Sons Company (commercial printing company) from 1997 to 2001. He became a director of Sara Lee in October 2005. Age 55.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES.

DIRECTOR COMPENSATION

Directors who are Sara Lee employees do not receive compensation for their services as directors. Following is a description of Sara Lee’s compensation program for non-management directors in fiscal 2009. The Corporate Governance, Nominating and Policy Committee regularly reviews the compensation paid to non-management directors and recommends changes to Sara Lee’s Board of Directors, as appropriate.

Board Retainer — Non-management directors of Sara Lee receive an annual retainer of $75,000 and an annual grant of restricted stock units (“RSUs”) with a fair market value of $120,000 on the date of grant. RSUs granted to directors vest one year after the date of grant but are not converted into shares of Sara Lee common stock until six months after the director leaves Sara Lee’s Board. Directors also may elect to receive Sara Lee common stock or RSUs in lieu of all or a portion of their annual cash retainer. Directors do not receive any meeting or attendance fees.

Committee Retainer — Each director who chairs a committee of the Board (other than the Audit Committee) receives an additional retainer of $10,000 each year. The chair of the Audit Committee receives an additional $20,000 retainer and each other director who is a member of the Audit Committee receives an additional $7,500 retainer. Committee retainers are paid 50% in cash and 50% in RSUs. Directors also may elect to receive Sara Lee common stock or RSUs in lieu of all or a portion of their Committee cash retainer. RSUs granted to the directors for Committee service vest one year after the date of grant but will not be converted into shares of Sara Lee common stock until six months after the director leaves Sara Lee’s Board.

Lead Independent Director Retainer — The director who serves as Lead Independent Director receives an additional annual retainer of $25,000, paid 50% in cash and 50% in RSUs. The director also may elect to receive Sara Lee common stock or RSUs in lieu of all or a portion of the cash retainer. RSUs granted to the Lead Independent Director vest one year after the date of grant but will not be converted into shares of Sara Lee common stock until six months after the director leaves Sara Lee’s Board.

Stock Ownership Guidelines — The Board strongly believes that the directors should have a meaningful ownership interest in Sara Lee and has implemented stock ownership guidelines for Sara Lee’s directors. The ownership guidelines require directors to own a minimum of 20,000 shares of Sara Lee common stock (including unvested RSUs) within five years after a director is first elected to the Board.

Deferred Compensation Program — Under Sara Lee’s 1999 Non-Employee Director Stock Plan, directors may elect to defer all or a portion of their annual retainer into a non-qualified, unfunded deferred compensation program. At the election of the director, amounts deferred under the Director Deferred Compensation Plan will earn a return equivalent to the return on an investment in (i) an interest-bearing account, earning interest based on the current cost to Sara Lee at the beginning of each plan year of issuing debt with a five-year maturity (the rate for calendar 2009 is 5.35%), or (ii) a stock equivalent account, earning a return based on our stock price and accruing dividend equivalents. Any awards of RSUs that a director elects to defer automatically are invested into the stock equivalent account. The amounts deferred, dividend equivalents and any appreciation or accrued interest are paid in cash or in shares of Sara Lee common stock, as applicable, on dates selected by the director. Sara Lee does not pay above market rates or preferential rates under its deferred compensation plans.

Fiscal 2009 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)(4)	Total ($)
Christopher B. Begley	78,750	123,771	—	202,521
Crandall C. Bowles*	50,000	80,008	—	130,008
Virgis W. Colbert	75,000	120,011	—	195,011
James S. Crown	86,250	131,281	5,000	222,531
Laurette T. Koellner	85,000	130,018	6,250	221,268
Cornelis J.A. van Lede	78,750	123,771	92,080	294,601
Dr. John McAdam*	50,000	80,008	—	130,008
Sir Ian Prosser	81,250	126,268	—	207,518
Rozanne L. Ridgway	79,375	124,395	—	203,770
Norman R. Sorensen	76,875	121,892	—	198,767
Jeffrey W. Ubben*	62,500	100,008	5,000	167,508
Jonathan P. Ward	80,000	125,018	10,000	215,018

*	Mr. Ubben was first elected to be Board on August 26, 2008 and Ms. Bowles and Dr. McAdam were first elected to be Board on October 30, 2008. Each received a pro rated portion of the annual Board and committee retainer for the period in which he or she served during calender 2008.
(1)	Represents the amount of cash compensation earned by each director in fiscal 2009 for Board and committee service, including amounts Ms. Koellner and Mr. Ward elected to defer into the deferred compensation program, and amounts Ms. Bowles and Messrs. Begley, Crown, Sorensen and Ubben elected to receive in shares of Sara Lee common stock or RSUs.
(2)	Represents the expense recognized in accordance with Financial Accounting Standard (“FAS”) 123R for financial statement reporting purposes in fiscal 2009 with respect to the fair value of RSUs granted to the directors. RSUs are fully expensed within 12 months following the date of grant. As described above, each non-management director receives an RSU award each year and also may elect to receive Sara Lee common stock or RSUs in lieu of all or a portion of his or her cash retainer. This column includes only the FAS 123R expense for non-elective RSU awards; any annual cash retainer that a director elects to receive in the form of Sara Lee common stock or RSUs is included in the “Fees Earned or Paid in Cash” column. The grant date fair value under FAS 123R for these non-elective awards is as follows:

	Grant Date Fair Value
Name	Grant on January 2, 2009	Grant on October 30, 2008	Grant on August 26, 2008
Christopher B. Begley	123,768	—	—
Crandall C. Bowles	120,013	—	7,501
Virgis W. Colbert	120,010	—	—
James S. Crown	137,522	—	—
Laurette T. Koellner	130,019	—	—
Cornelis J.A. van Lede	123,768	—	—
Dr. John McAdam	120,010	—	20,003
Sir Ian Prosser	128,762	—	—
Rozanne L. Ridgway	123,768	—	—
Norman R. Sorensen	120,010	—	—
Jeffrey W. Ubben	120,010	40,003	—
Jonathan P. Ward	125,014	—	—

The number of unexercised options and unvested RSUs held by each non-employee director at the end of fiscal 2009 is shown below. All options are fully vested.

Name	Number of Unexercised Options	Number of Unvested RSUs
Christopher B. Begley	—	25,054
Crandall C. Bowles	—	22,140
Virgis W. Colbert	—	26,904
James S. Crown	55,889	54,683
Laurette T. Koellner	—	34,287
Cornelis J.A. van Lede	—	32,475
Dr. John McAdam	—	13,625
Sir Ian Prosser	—	32,968
Rozanne L. Ridgway	37,170	32,836
Norman R. Sorensen	—	20,388
Jeffrey W. Ubben	—	14,808
Jonathan P. Ward	—	33,973
(3)	Includes charitable contributions made by the Sara Lee Foundation on behalf of Ms. Koellner ($6,250) and Messrs. Crown ($5,000), Ubben ($5,000) and Ward ($10,000). Sara Lee or the Sara Lee Foundation will make charitable contributions of up to $25,000 each fiscal year upon the request of a non-management director. These contributions include financial support for fundraising events and direct program grants. In addition, non-management directors may participate in Sara Lee’s Matching Grants Program on the same basis as Sara Lee employees. Under the Matching Grants Program, the Sara Lee Foundation matches personal contributions made to eligible nonprofit organizations up to $10,000 each calendar year. Both types of contributions are reflected in the table.
(4)	For Mr. van Lede, includes an annual retainer for serving as Chairman of the Supervisory Board of Koninklijke Douwe Egberts B.V., a Dutch subsidiary of Sara Lee. During fiscal 2009, he received an annual retainer of Euro 60,000 (approximately $84,420), and a representation allowance for expenses of Euro 5,446 (approximately $7,660).

SARA LEE STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

This table includes information regarding the amount of common stock beneficially owned by Sara Lee’s named executive officers, directors and director nominees as of September 8, 2009. In general, “beneficial ownership” includes those shares an individual has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name (1)	Shares of Common Stock	Options Currently Exercisable or Exercisable within 60 days	Restricted Stock Units and Stock Equivalents (2)	Percent of Common Stock
Brenda C. Barnes	345,124	2,273,599	657,508	*
Christopher B. Begley	17,812	—	25,054	*
Crandall C. Bowles	—	—	22,140	*
Virgis W. Colbert	3,648	—	26,904	*
James S. Crown (3)	1,134,145	38,121	54,683	*
Christopher J. Fraleigh	78,354	239,386	139,964	*
Mark A. Garvey	55,360	41,285	115,043	*
Laurette T. Koellner	14,393	—	43,049	*
Cornelis J.A. van Lede	10,194	—	32,475	*
Dr. John McAdam	—	—	13,625	*
James W. Nolan	63,148	227,865	90,581	*
Frank van Oers	50,409	130,489	104,655	*
Sir Ian Prosser	8,786	—	32,968	*
Rozanne L. Ridgway	26,570	25,554	32,836	*
Norman R. Sorensen	10,173	—	20,388	*
Jeffrey W. Ubben (4)	34,918,822	—	14,808	5.02%
Jonathan P. Ward	1,901	—	35,943	*
Directors and executive officers as a group (22 persons)	36,864,962	3,331,866	1,968,631

*	Less than 1% of the outstanding shares of common stock.
(1)	Does not include ownership for Margaret M. Foran or Theo de Kool because they are no longer employed by Sara Lee and we do not have access to their stock ownership information as of September 8, 2009.
(2)	Includes restricted stock units (RSUs) and performance stock units (PSUs) granted under Sara Lee’s 1998 Long-Term Incentive Stock Plan, 2002 Long-Term Incentive Stock Plan and 1999 Non-Employee Director Stock Plan, and stock equivalent balances held under Sara Lee’s Executive Deferred Compensation Plan and Director Deferred Compensation Plan. RSUs, PSUs and stock equivalents do not have voting rights, but are credited with dividend equivalents. RSUs vest and are converted into shares of common stock as the vesting period lapses. PSUs vest and are converted into shares of common stock if and to the extent that specific performance goals are achieved.
(3)	Includes 930,000 shares held by two family partnerships in which Mr. Crown is a partner. These shares are pledged by the partnerships as collateral for a bank loan.
(4)	Includes 34,909,567 shares of common stock beneficially owned by ValueAct Capital Master Fund, L.P. Beneficial ownership of these shares is attributed to Mr. Ubben. Also includes 9,255 shares of common stock and 14,808 RSUs awarded to Mr. Ubben for his services as a director of Sara Lee, which he has contractually agreed to hold for the benefit of ValueAct Capital Master Fund, L.P. and ValueAct Capital Master Fund III, L.P. Mr. Ubben disclaims beneficial ownership of these shares and RSUs except to the extent of his pecuniary interest therein.

SARA LEE STOCK OWNERSHIP

BY CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding each person who, we believe, beneficially owned more than 5% of Sara Lee’s outstanding common stock as of September 8, 2009. There are no arrangements known to Sara Lee that may result in a change in control of Sara Lee upon the occurrence of some future event.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Approximate Percentage of Class
Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	45,356,233	(1)	6.42%

Brandes Investment Partners, L.P. 11988 El Camino Real, Suite 500 San Diego, CA 92130	37,049,986	(2)	5.24%

Capital Group International, Inc. 11100 Santa Monica Blvd. Los Angeles, CA 90025	37,112,040	(3)	5.2%

ValueAct Capital 435 Pacific Avenue, 4th Floor San Francisco, CA 94133	34,909,567	(4)	5.02%

(1)	Based upon information as of December 31, 2008, contained in a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 6, 2009. The Schedule 13G/A states that Barclays Global Investors, NA (“Barclays Investors”), Barclays Global Fund Advisors (“Barclays Advisors”), Barclays Global Investors, LTD (“Barclays LTD”), Barclays Global Investors Japan Limited (“Barclays Japan Limited”), Barclays Global Investors Canada Limited (“Barclays Canada”), Barclays Global Investors Australia Limited (“Barclays Australia”) and Barclays Global Investors (Deutschland) AG (“Barclays AG”) collectively may be deemed to beneficially own 45,356,233 shares of Sara Lee common stock. Of such amount, (i) Barclays Investors has sole voting power as to 22,692,929 shares and sole dispositive power as to 28,297,699 shares, (ii) Barclays Advisors has sole voting power as to 10,140,511 shares and sole dispositive power as to 10,184,831 shares, (iii) Barclays LTD has sole voting power as to 3,286,623 shares and sole dispositive power as to 3,874,358 shares, (iv) Barclays Japan has sole voting and dispositive power as to 2,193,375 shares, (v) Barclays Canada has sole voting and dispositive power as to 748,646 shares, and (vi) Barclays Australia has sole voting and dispositive power as to 57,324 shares. The principal business address of each reporting person is as follows: Barclays Investors and Barclays Advisors–400 Howard Street, San Francisco, CA 94105; Barclays LTD–1 Royal Mint Court, London, EC3N 4HH; Barclays Japan Limited–Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan; Barclays Canada–Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2s1; Barclays Australia–Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220; and Barclays AG–Apianstrasse 6, D-85774, Unterfohring, Germany. The Schedule 13G amendments states that the shares are held by the reporting persons in trust accounts for the economic benefit of the beneficiaries of the accounts.
(2)	Based upon information as of December 31, 2008, contained in a Schedule 13G/A filed with the SEC on February 12, 2009. The Schedule 13G/A states that Brandes Investment Partners, L.P., Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby each may be deemed to share voting power as to 29,551,052 shares, and share dispositive power as to 37,049,986 shares, of Sara Lee common stock in their capacities as a control person of Brandes Investment Partners, L.P., the investment adviser. The address for each of the reporting persons is 11988 El Camino Real, Suite 500, San Diego, CA 92130.
(3)	Based upon information as of December 31, 2008, contained in a Schedule 13G/A filed with the SEC on February 4, 2009. The Schedule 13G/A states that Capital Group International, Inc. beneficially owns 37,112,040 shares of Sara Lee common stock, of which it has sole voting power as to 29,341,850 shares and sole dispositive power as to 37,112,040 shares.
(4)	On September 2, 2008, ValueAct Capital and its affiliates filed with the SEC an amendment to its Schedule 13D in which it reported that it beneficially owns 38,214,771 shares of Sara Lee common stock. The Schedule 13D/A states that ValueAct Capital Master Fund L.P. shares voting and dispositive power with respect to 31,909,567 shares and ValueAct Capital Master Fund III, L.P. shares voting and dispositive power with respect to 6,305,204 shares. On March 6, 2009, Jeffrey W. Ubben, as a member of VA Partners I, LLC, filed with the SEC a Form 4 reporting that ValueAct Capital Master Fund III, L.P. had sold 3,305,204 shares of Sara Lee common stock in the open market and transferred 3,000,000 shares of Sara Lee common stock to ValueAct Capital Master Fund, L.P. These shares also may be deemed to be beneficially owned by (i) VA Partners I, LLC as general partner of ValueAct Capital Master Fund, L.P., (ii) VA Partners III, LLC as general partner of ValueAct Capital Master Fund III, L.P., (iii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital.

EXECUTIVE COMPENSATION

EXECUTIVE SUMMARY

Our business results for fiscal 2009, as discussed in the section entitled “Financial Review” in our annual report, along with our compensation objectives, are the starting point for how the Compensation and Employee Benefits Committee of the Board of Directors (the “Compensation Committee”) ultimately decided to compensate:

•	Brenda C. Barnes, our Chairman and Chief Executive Officer;

•	Mark A. Garvey, our Vice President and Interim Chief Financial Officer; Senior Vice President, Finance;

•	L.M. (Theo) de Kool, our former Executive Vice President and Chief Financial and Administrative Officer;

•	Christopher J. (C.J.) Fraleigh, our Executive Vice President; Chief Executive Officer, North American Retail and Foodservice;

•	James W. Nolan, our Executive Vice President; Chief Executive Officer, North American Fresh Bakery;

•	Frank van Oers, our Executive Vice President; Chief Executive Officer, International Beverage and Bakery; and

•	Margaret Foran, our former Executive Vice President, General Counsel and Corporate Secretary.

We refer to these individuals collectively in this section of this proxy statement as the “named executive officers.”

Our Executive Compensation Objectives

Our executive compensation program is based upon achieving the following objectives:

•	Aligning the compensation of our executive officers with the long-term interests of our stockholders

•	Providing a total compensation opportunity that allows us to attract and retain talented employees, and motivate them to achieve exceptional business results, and

•

Ensuring that our executive officers’ total compensation opportunities are competitive in comparison with our peers, that our incentive compensation is performance-based, and that our programs are consistent with high standards of good corporate governance and evolving best practices within our industry.

We believe in measuring not only “what” is achieved, but also “how” it is achieved. To that end, our executive compensation objectives are an integrated part of our “pay-for-performance” culture which includes our Performance Management Process and Global Business Standards. The Performance Management Process is a top-down process of cascading and aligning our business goals throughout the organization and measuring progress against the completion of those goals. In addition, our Global Business Standards set forth the fundamental ethical and legal responsibilities that all employees are expected to uphold. We believe in the transparency of our compensation practices so that both our employees and stockholders understand these programs and how the programs can affect business results and vice versa.

Impact of Fiscal 2009 Business Results on Executive Compensation

Fiscal 2009 marked another year of progress and performance for Sara Lee. We delivered improved operating results, especially from our North American business segments, and impressive cash flow from operations. We also executed against several key strategic initiatives, namely:

•	Focusing our portfolio around our core businesses and increasing or maintaining the share positions of our leading brands;

•	Improving our supply chain, managing our procurement activities, and implementing centralized information technology;

•	Successfully launching and expanding Project Accelerate, which is a series of global cost reduction and efficiency projects; and

•	Fostering a culture of innovation and performance across the corporation.

For more information about our fiscal 2009 business results, please see the section of our annual report titled “Financial Review.”

At the beginning of fiscal 2009, the Compensation Committee established a total direct compensation opportunity for each of our senior executive officers, including the named executive officers, consisting of base salary, a target annual incentive award opportunity, and a target long-term incentive award. Consistent with the financial performance measures that are important to Sara Lee’s investors, our annual incentive opportunity is based on achievement of growth in adjusted operating income, adjusted net sales, and adjusted cash flow targets. Furthermore, we seek to more closely align the interests of our senior executive officers with our stockholders through the use of stock options and performance share units, the latter of which are based on achievement of cumulative earnings-per-share growth rates (for the fiscal 2007-2009 plan) and relative total shareholder return rates (for the fiscal 2008-2010 and fiscal 2009-2011 plans).

In light of unprecedented economic challenges, our global cost reduction initiatives and a desire to carefully manage our employee-related costs, management has imposed a salary freeze for fiscal 2010 for most salaried employees, including all named executive officers.

Our CEO’s Fiscal 2009 Compensation Opportunity

In fiscal 2009, Ms. Barnes:

•

Received an increase of 15% in her base salary to bring her to $1,150,000 beginning in September 2008, which is approximately the median of our peer group. This was her first base salary increase since February 2005.

•

Had a target annual incentive award opportunity of $2.25 million, with actual payout dependent upon Sara Lee’s adjusted operating income (43%), adjusted net sales (32%) and adjusted cash flow (25%). The target award opportunity, which represented 200% of her fiscal year base salary earnings, was determined by the Compensation Committee based on its review of peer group data and after consultation with its independent compensation consultant.

•

Was granted a target long-term incentive award, on August 28, 2008, with a target value of $7 million in the form of stock options (25%) and performance share units (75%). The performance share unit (“PSU”) award provides that up to one-third of the target number of PSUs can be earned if, at the end of each fiscal year over the three-year performance period, our total shareholder return relative to that of our peer group of companies achieves certain specified levels. Any earned PSUs are converted into shares of our common stock and distributed at the end of the three-year performance period.

Our CEO’s Fiscal 2009 Realized Compensation

Following the end of fiscal 2009, the Compensation Committee evaluated our financial performance against the pre-established performance objectives and determined that we had achieved nearly all of the performance goals set forth in our annual operating plan at the level set forth below. As a result, Ms. Barnes earned an annual incentive award payment that was 97% of her target award opportunity, or $2,192,161. The Compensation Committee also determined that, despite this strong financial performance, our relative total shareholder return for the year ranked in the lowest quartile of our peer group. As a result, Ms. Barnes earned no PSUs for the year. In addition, at the end of fiscal 2009, the market price of the shares of our common stock underlying her stock options was still below the exercise price and, therefore, the options had no intrinsic value.

Incentive Type	Performance Objective	Achievement
Annual Incentive Plan	Adjusted Operating Income	Between Target and Maximum
Annual Incentive Plan	Adjusted Net Sales	Between Threshold and Target
Annual Incentive Plan	Adjusted Cash Flow	At Maximum
FY09-11 Performance Share Units	Relative total shareholder return from July 2008 to June 2011	Below Threshold

Our CEO’s Three-Year Incentive Pay — An Overview

While Ms. Barnes’ annual incentive plan payment levels were 88%, 99.7%, and 97% of the target award opportunity for fiscal years 2007, 2008, and 2009, respectively, only the service-based restricted stock unit portion of the fiscal 2007-2009 long-term incentive award has been earned. Accordingly, the cumulative impact of our actual performance levels over the past three fiscal years has resulted in Ms. Barnes realizing amounts under our performance-based incentive compensation arrangements that are approximately 26% of target levels, as illustrated below.

The fiscal 2009 total direct compensation opportunities and realized compensation for the other named executive officers is located on page 29 of this proxy statement.

Opportunity for Stockholder Feedback

The Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation program. Stockholders are invited to express their views to the Compensation Committee as described under the heading “Communications with the Board of Directors” on page 5 of this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program

The Components of Our Executive Compensation Program

The principal components of our executive compensation program and the purpose of each component are presented in the table below, along with our target competitive position for each component. All target positions are expressed in relationship to the median value of our peer group, which represents the companies against which we compete for executive talent. We measure our programs’ competitiveness both by individual benchmark positions as well as by salary grades, which are composed of many positions that we consider to have similar responsibilities.

Compensation Component	Target Competitive Position (in aggregate for all positions)	Purpose
Base salary	Equal to the peer group median	Fixed component of pay intended to compensate an executive officer fairly for the responsibility level of the position held
Annual incentive awards	Target opportunities are set in relationship to the peer group median; actual payouts may exceed or be less than market median based upon actual business unit performance.	Variable component of pay intended to motivate and reward an executive officer’s contribution to achieving our short-term/annual objectives
Long-term incentives	Target opportunities are set in relationship to the peer group median; actual payouts may exceed or be less than market median based upon our stock price and financial performance.	Variable component of pay intended to motivate and reward an executive officer’s contribution to achieving our long-term objectives
Retirement and other benefits	Equal to the peer group median	Fixed component of pay intended to protect against catastrophic expenses (healthcare, disability, and life insurance) and provide retirement savings opportunity (pension and Section 401(k) plans)
Perquisites	Less than or equal to the peer group median	Fixed component of pay intended to help us in attracting and retaining executive talent
Post-termination compensation (severance and change in control)	Equal to the peer group median	Fixed component of pay intended to provide temporary income following an executive officer’s involuntary termination of employment and, in the case of a change in control, to also provide continuity of management through the transaction

How We Position Executive Pay

One of the key objectives of our executive compensation program is to ensure that the total compensation package for our executive officers is competitive with the companies against which we compete for executive talent. In fiscal 2009, our peer group consisted of the following 18 companies:

Campbell Soup Company	Hormel Foods Corporation
The Clorox Company	Kellogg Company
The Coca-Cola Company	Kimberly-Clark Corporation
Colgate-Palmolive Company	Kraft Foods, Inc.
ConAgra Foods Inc.	Nestle S.A.
General Mills, Inc.	PepsiCo. Inc.
Group Danone	The Procter & Gamble Co.
H.J. Heinz Company	Tyson Foods, Inc.
The Hershey Company	Unilever N.V.

The fiscal 2009 peer group reflects the addition of Tyson Foods and the elimination of the Wrigley Company as a result of its being acquired by Mars, Incorporated.

Our peer group is regularly reviewed and changed, if necessary, with the approval of the Compensation Committee. The peer group is representative of the companies against which we compete for executive talent, and is comprised of companies that share similar industry profiles. Also, many of these companies participate along with us in the same independent compensation surveys, helping us to make accurate compensation comparisons. The peer group is used for comparisons of all components of our executive compensation and benefits package.

We rely on various sources of compensation and benefits survey data for ascertaining the competitive market for the named executive officers. We most often use survey data developed by national compensation consulting firms, such as Hewitt Associates LLC, Mercer, Towers Perrin HR Services, and the Hay Group. We have a high confidence level in the accuracy and confidentiality standards applied to the data produced in these surveys by these organizations. When analyzing compensation data, statistical techniques such as regression analysis are typically used to adjust the data for differences in company size. During this process, we measure target and actual pay levels within each compensation component and in the aggregate. We do not advocate a specific percentile relationship of actual pay to market pay, that is, we do not strive for any individual compensation component or compensation in the aggregate to be at any specific level (for instance, in the 75th percentile on actual pay). We also review the mix of our compensation components with respect to fixed versus variable, short-term versus long-term, and cash versus equity-based pay. This information is presented annually to the Compensation Committee for its review.

How We Set the Compensation Mix

Each year, the Compensation Committee conducts a review of the relative mix of our compensation components to those of our compensation peer group. Specifically, we review the total direct compensation opportunity (that is, the sum of base salary, target annual incentive award opportunity, and target long-term incentive award opportunity) in the following categories:

•	Fixed versus variable

•	Short-term versus long-term

•	Cash versus equity-based

The Compensation Committee’s goal, with respect to each of these categories, is to allocate total direct compensation in a manner that is market competitive with our peer group. The Compensation Committee believes that this is appropriate because the peer group represents the companies against which we compete for executive talent. The Compensation Committee also believes that the allocations that result from this approach are effective in motivating our executive officers to maximize stockholder value. The allocations that the Compensation Committee applied with respect to fiscal 2009 are as follows:

Compensation Allocation for Total Target Direct Compensation
			Brenda C. Barnes	Other Named Executive Officers
Fixed (Salary)	/	Variable (Annual + Long-Term Incentive Value)	11% / 89%	21% – 23% / 77% – 79%
Short-Term (Salary + Annual Incentive Value)	/	Long-Term (Long-Term Incentive Value)	33% / 67%	49% – 57% / 43% – 51%
Cash (Salary + Annual Incentive Value)	/	Equity-Based (Long-Term Incentive Value)	33% / 67%	49% – 57% / 43% – 51%

The differences between the mix of compensation components for Ms. Barnes and the other named executive officers are generally comparable to the mix of our peer group.

Direct Compensation Components

Base Salary

Base salary is the only fixed component of our executive officers’ total direct compensation. We target base salary to equal the median salary of our peer group. An executive officer’s base salary is initially set based upon the position’s level of responsibility and the individual’s experience and is determined by reference to a specific salary grade that has both a salary range minimum and maximum.

Fiscal 2009 Decisions and Analysis

The Compensation Committee reviewed Ms. Barnes’ performance and competitive positioning against her peers, and based on that review, approved a 15% increase in Ms. Barnes’ base salary effective September 1, 2008. As a result of the merit increase, Ms. Barnes’ base salary of $1,150,000 is aligned with the median of the peer group (adjusted for differences in company size). Ms. Barnes had previously declined any increase in her base salary for fiscal 2006, 2007, and 2008.

The Compensation Committee also approved increases for the other named executive officers taking into consideration the following factors:

•	the merit increase budget for fiscal 2009 of 3.5%

•	an evaluation of the external market competitive positioning for these positions

•	an evaluation of the named executive officers’ performance during the fiscal year

In light of unprecedented economic challenges and a desire to carefully manage our employee-related costs, management has imposed a salary freeze for fiscal 2010 for most salaried employees, including all named executive officers.

Annual Incentive Compensation

Our annual incentive award program is designed to motivate and reward executive officers for achieving short-term financial objectives. The program is composed of two inter-related plans: the Performance-Based Annual Incentive Plan (the “PBAIP”), which is a stockholder-approved plan providing an overall limit on annual incentive payments for the named executive officers, and the Annual Incentive Plan (the “AIP”), which is a Board-approved and Compensation Committee-administered plan for determining actual incentive awards each year for hundreds of employees, including the named executive officers. The current PBAIP was designed to ensure that our annual incentive awards would qualify as “performance-based compensation” and, therefore, be tax-deductible without regard to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. The AIP, which is a sub-plan under the PBAIP, provides participants, including the named executive officers, with annual cash incentive award opportunities for the achievement of goals that are set within the first 90 days of each fiscal year. The AIP provides target payout opportunities that are expressed as a percentage of a participant’s fiscal year base salary. Payout opportunities increase with the participants’ salary grade level, which is consistent with our compensation philosophy of increasing the level of pay at risk for higher level positions.

Ms. Barnes’ target annual incentive award opportunity for fiscal 2009 under the AIP was 200% of her fiscal year base salary earnings, with payout multiples ranging from 0% to 150% of this 200% target opportunity. This target annual incentive award opportunity was set based upon the Compensation Committee’s review of data from our peer group and the advice of its independent compensation consultant. The AIP target award opportunities for the other named executive officers are less than Ms. Barnes’ (that is, between 120% and 150% of base salary) and also were based upon a review of competitive market data, input from Ms. Barnes, and then reviewed and approved by the Compensation Committee.

Corporate Performance Objectives

Beginning in fiscal 2009, management recommended and the Compensation Committee approved the elimination of Individual Objectives from the AIP. The percentage weighting previously allocated to Individual Objectives has been re-allocated to the Adjusted Operating Income performance measure, as shown in the table below. We made this change to further motivate management to achieve Sara Lee’s fiscal 2009 financial goals.

The AIP performance measures, which apply to all of the named executive officers, and their approximate weighting within the plan, were as follows:

Performance Measures	FY08 Approximate Weighting of Performance Measures	FY09 Approximate Weighting of Performance Measures
Adjusted Operating Income	35%	55%
Adjusted Net Sales	25%	25%
Adjusted Cash Flow	20%	20%
Individual Objectives*	20%	0%

*	Unlike the other named executive officers, Ms. Barnes’ annual incentive award opportunity for FY08 did not include Individual Objectives. Her award was based solely upon our financial results, which were weighted 43%, 32%, and 25%, respectively, against the other three performance measures.

The financial performance goals for those participants who are in corporate staff positions are based upon the composite goals of Sara Lee’s various business segments. In the case of the named executive officers, this applied to Ms. Barnes, Ms. Foran and Mr. de Kool. The performance goals of participants who are directly responsible for a specific business segment were solely dependent upon that business segment’s financial results. In the case of the named executive officers, this applied to Messrs. Fraleigh, Nolan and van Oers. Mr. Garvey’s financial performance goals were split between overall corporate and the North American businesses.

The Compensation Committee applied a significant amount of rigor in establishing the specific target performance level for each performance measure. Typically, a performance measure’s target performance level is the same as the target performance level contained in our annual operating plan. The annual operating plan is developed by management and presented by the Chief Executive Officer and Chief Financial Officer to the Board of Directors for its review and approval. The threshold performance level, at which no payout is warranted, is typically set at the prior fiscal year’s actual results, depending on the particular performance measure. The Compensation Committee expects the named executive officers to achieve, and hopefully exceed, the target level of performance. The maximum level of performance for each of the financial performance measures, however, is set to require an unusually high level of performance that will require significant effort to achieve. For fiscal 2009, the average percentage earned under the AIP for the named executive officers was 99% of the target payout opportunity and, for fiscal 2008, 2007, and 2006, the average payout levels were 94%, 94%, and 88% respectively, of the target payout opportunity.

The financial performance goals and results used in the AIP are reported results as adjusted by significant items, which are material items that are not indicative of our core operating results and that are quantified and identified in our financial reports. For fiscal 2009, the significant items included in the adjustment of relevant financial data for purposes of measuring performance included the following: changes in foreign currency exchange rates; impairments, pension settlements, or curtailments; gains or losses related to business dispositions or businesses in the process of being disposed; charges, cash disbursements, or cash receipts related to exit and business transformation activities or business dispositions; pension partial withdrawal liability; and net interest expense. We also exclude from the calculation of performance results under the AIP contingent sale proceeds from the fiscal 1999 sale of our tobacco business. Prior to approving award payments, the Compensation Committee reviews and approves a report from the Chief Financial Officer reconciling the corporate financial performance used to determine actual AIP payments with our financial results prepared in accordance with generally accepted accounting principles as reported on the face of Sara Lee’s audited annual income statements.

Fiscal 2009 Decisions and Analysis

The table below shows the award opportunities under the AIP and fiscal 2009 actual payouts for the named executive officers:

Named Executive Officer	Annual Incentive Plan Target As % of Salary	Annual Incentive Plan Target ($)	Annual Incentive Plan Maximum As % of Salary	Annual Incentive Plan Maximum ($)	FY09 Annual Incentive Award As a % of Target	FY09 Annual Incentive Award ($)
Brenda C. Barnes	200%	$2,250,000	300%	$3,375,000	97%	$2,192,161
Mark A. Garvey	120%	$402,960	180%	$604,440	108%	$433,554
L.M. (Theo) de Kool	150%	$1,251,326	225%	$1,876,988	97%	$1,207,811
Christopher J. Fraleigh	145%	$835,683	220%	$1,267,933	136%	$1,138,223
James W. Nolan	130%	$650,867	195%	$976,301	79%	$514,752
Frank van Oers	130%	$689,597	195%	$1,034,395	81%	$556,273
Margaret M. Foran	125%	$603,990	190%	$918,065	98%	$591,537

The incentive award payouts were determined based on the actual achievement of the adjusted operating income, adjusted net sales, and adjusted cash flow targets, as illustrated below.

Named Executive Officer	Performance Measures	Adjusted Operating Income	Adjusted Net Sales	Adjusted Cash Flow
Brenda C. Barnes	Corporate	Between Target and Maximum	Between Threshold and Target	At Max
Mark A. Garvey	Corporate and North America	Between Target and Maximum	Between Threshold and Target	At Max
L.M. (Theo) de Kool	Corporate	Between Target and Maximum	Between Threshold and Target	At Max
Christopher J. Fraleigh	North American Retail and Foodservice	Between Target and Maximum	Between Threshold and Target	At Max
James W. Nolan	North American Fresh Bakery	Between Threshold and Target	Between Threshold and Target	At Max
Frank van Oers	International Beverage and Bakery	Between Threshold and Target	Between Threshold and Target	At Max
Margaret M. Foran	Corporate	Between Target and Maximum	Between Threshold and Target	At Max

Beginning in fiscal 2010, named executive officers who are directly responsible for a specific business segment will also have 25% of their AIP target award opportunity tied to the achievement of corporate financial goals. This applies to Messrs. Fraleigh, Nolan and van Oers.

Long-Term Incentive Compensation

Our long-term incentive compensation award program is designed to motivate and retain talented executive officers and reward them for achieving long-term financial results that are aligned with our stockholders’ interests. These long-term incentives are equity-based and are provided under stockholder-approved plans, which permit the use of a number of different types of equity-based awards, including stock options, stock appreciation rights, restricted stock, and performance shares or units.

As a part of our annual competitive positioning process, we determine a market competitive, long-term incentive value guideline for each executive officer’s salary grade based upon compensation data provided by an external compensation consultant. These grant value guidelines are developed by management and presented to the Compensation Committee for its review and approval. Specific awards are then made to our executive officers based on the CEO’s recommendations taking into account each officer’s individual performance, potential for advancement, and importance to Sara Lee’s long-term success.

Our Award Grant Practices

Our current and historical practice is to grant long-term incentive awards only twice during each fiscal year. The annual grant date, which generally includes the annual grants to all of the named executive officers, occurs on the date of the regularly scheduled meeting of the Board of Directors at the end of each August. The August meeting usually occurs two to three weeks after we announce corporate earnings for the fourth fiscal quarter and full fiscal year. We also generally make an interim fiscal year grant on the date of the regularly scheduled meeting of the Board of Directors at the end of January, which covers grants made to executive officers hired or promoted since the August grant date. The specific dates of the August and January Board of Directors’ meetings are set well in advance of the meetings, and we do not have any process or practice to time the grant of equity awards in advance of our release of corporate earnings or other material non-public information.

Our Fiscal 2009 – 2011 Award Program

Our long-term incentive award program for fiscal 2009 – 2011 consists of stock options and performance share units (“PSUs”) that were granted to nine executives. The approved grant guidelines for fiscal 2009 were maintained at the same target incentive value as for fiscal 2008.

As in fiscal 2008, 25% of the target long-term incentive award value was granted in the form of stock options and the remaining 75% in the form of PSUs. We selected this design for the long-term incentive award programs to further increase the program’s performance-based nature and align it with stockholders’ interests in increased total stockholder returns relative to other companies in our industry. Our intention is that these awards will all be considered performance-based and therefore fully tax-deductible by Sara Lee without regard to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code.

Under the program, the PSUs will be earned only if Sara Lee achieves certain specified levels of total stockholder return (“TSR”) (that is, stock price appreciation plus reinvested dividends) relative to a group of peer companies, over a three-year performance period. Depending upon our relative TSR, payouts will range from 0% to 200% of the number of PSUs granted. Sara Lee’s performance is evaluated relative to the “S&P Peer Composite Group” (see our annual report for more details). This group may change from year to year depending upon which companies S&P includes in the index. For fiscal 2009, the group consisted of the companies in the table below:

Campbell Soup Company	The Hershey Company
The Clorox Company	Kellogg Company
Colgate-Palmolive Company	Kimberly-Clark Corporation
ConAgra Foods Inc.	Kraft Foods, Inc.
Dean Foods Company	McCormick & Company
General Mills, Inc.	The Procter & Gamble Co.
H.J. Heinz Company	Tyson Foods Inc.

The program provides our executive officers with the opportunity to earn up to one-third of the target number of PSUs at the end of each of the first two fiscal years within the three-year performance period, based upon Sara Lee’s TSR at those annual, interim measurement dates. No PSUs were earned on an interim basis, based upon TSR results for fiscal 2009 or fiscal 2010. Any PSUs earned will then be converted into shares of our common stock and distributed to our executive officers net of taxes.

The payout grid for the program is as follows:

Payout Grid – Long-Term Incentive Program
Sara Lee’s Percentile Rank Among the Peer Companies*	% of Target PSUs Paid*
100th percentile	200%
91st percentile	180%
81st percentile	160%
71st percentile	140%
61st percentile	120%
51st percentile	100%
44.5th percentile	80%
38th percentile	60%
31.5th percentile	40%
25th percentile	20%
<25th percentile	0%
* With results pro rated between percentiles

The exercise price of the stock options granted in August 2008 equaled $13.83, the closing market price of our common stock on the August 28, 2008 grant date. The number of stock options and PSUs granted was also based on the $13.83 closing market price. The stock options were non-qualified stock options with a ten-year term and will vest 100% on August 31, 2011.

Our Outstanding Fiscal 2008 – 2010 and Fiscal 2007 – 2009 Award Programs

Our fiscal 2008-2010 long-term incentive award program is based on the same design as the fiscal 2009-2011 plan. In fiscal 2008, 11 elected corporate officers, including all of the named executive officers who were executive officers on the grant date, received equity awards. Twenty-five percent of the target long-term incentive award value was granted in the form of stock options and the remaining 75% in the form of PSUs. The exercise price of the stock options was equal to the closing market price of our common stock on the grant date, and the number of stock options and PSUs granted was based on the average closing market price of our common stock for the last 20 trading days ending June 30, 2007. The stock options were non-qualified stock options with a ten-year term and will vest 100% on August 31, 2010. At the end of fiscal years 2008 and 2009, the Compensation Committee evaluated our relative TSR for the relevant performance period and determined that no PSUs were earned under this program on an interim basis.

Our fiscal 2007-2009 award program ended on the last day of fiscal 2009. Under the program, 13 elected corporate officers, including all of the named executive who were executive officers on the grant date, received one-half of their target long-term incentive value in the form of stock options and the other one-half in the form of PSUs. Both the stock options and PSUs were granted based on the closing price of Sara Lee’s common stock on the grant date. The PSUs would have been earned if Sara Lee achieved certain levels of cumulative compound diluted earnings per share (“EPS”) growth relative to a peer group of companies over fiscal years 2007 through 2009, subject to certain adjustments. If Sara Lee’s performance did not meet the threshold performance level, the participants were entitled to receive only 50% of the target award if they remained employed by Sara Lee at the end of the vesting period. The Compensation Committee confirmed Sara Lee’s relative EPS growth for the fiscal 2007-2009 performance period and determined that only the service-based portion of the PSUs was earned and the remaining 50% of the PSU was forfeited.

Our Fiscal 2010 – 2012 Award Program

The mix of equity-based award types that comprise the long-term incentive award program was modified to provide greater focus on the achievement of Sara Lee’s long-range operating income targets, while continuing to align executives and stockholders’ interests and improve the retention value of the long-term incentive program. For the fiscal 2010-2012 program, named executive officers and approximately 80 other executives received 50% of their long term incentive value in the form of restricted stock units (“RSUs”), 25% in the form of stock options, and 25% in the form of PSUs, except where a different allocation of award types was deemed advisable based upon the circumstances of a particular named executive officer or other executive.

Under the program, the PSUs will be earned only if Sara Lee achieves a pre-determined cumulative adjusted operating income target by the end of fiscal 2012. Payouts will range from 25% to 150% of the target PSUs granted, based on the following grid:

	Threshold (1)	Target	Maximum
Performance % of Target	90% of Target	100%	110% of Target
Payout % of PSUs Granted (2)	25%	100%	150%

(1)	Results below Threshold result in a zero payout
(2)	Payouts between levels are determined by straight-line interpolation

Unlike the fiscal 2008-2010 and 2009-2011 programs, there is no opportunity to earn up to one-third of the target number of PSUs at the end of each of the first two fiscal years within the three-year performance period. The intent of this change is to reinforce the importance of the long-term nature of the performance goal.

The exercise price of the stock options granted in August 2009 was $9.79, which was the closing market price of our common stock on the August 27, 2009 grant date. The number of RSUs, stock options, and PSUs granted was based on the $9.79 closing market price of our common stock on the grant date. The stock options were non-qualified options with a ten-year term and both the stock options and RSUs will vest 100% on August 31, 2012.

Total Realized Compensation for Fiscal 2009

The following table reflects how the Compensation Committee views the total direct annual compensation opportunities provided to the named executive officers for fiscal 2009, as well as their actual compensation for fiscal 2009. This presentation also reflects the extent to which their total actual direct compensation differed from the target total direct compensation opportunities.

	Base Salary Earnings	Target Compensation					Actual Compensation
		Target Annual Incentive Award	Target Value of Stock Options (Grant Date Fair Value)	Target Value of PSUs (Grant Date Fair Value)	Target Value of RSUs (Grant Date Fair Value)	Target Total Direct Compen- sation for Fiscal 2009	Actual Annual Incentive Award for Fiscal 2009	Actual Stock Option Unrealized Appre- ciation (as of fiscal year end)	Actual Earned PSU Value (as of fiscal year end)	Actual Earned RSU Value (as of fiscal year end)	Actual Total Direct Compen- sation for Fiscal 2009	Realized Compen- sation as % of Target (as of fiscal year end)
Named Executive Officer	(1)	(2)	(3)	(4)	(5)	(6) Col 1-5	(7)	(8)	(9)	(10)	(11) Col 1, 7-10	(12) Col 11/6
Brenda C. Barnes	$1,125,000	$2,250,000	$1,863,525	$5,496,753	—	$10,735,278	$2,192,161	—	$1,112,813	—	$4,429,974	41%
Mark A. Garvey	$335,800	$402,960	$0	—	$600,001	$1,338,761	$433,454	—	$0	$0	$769,254	57%
L. M. (Theo) de Kool	$834,217	$1,251,326	$425,950	$1,256,401	—	$3,767,893	$1,207,811	—	$222,496	—	$2,264,524	60%
Christopher J. Fraleigh	$576,333	$835,683	$364,720	$1,075,806	—	$2,852,542	$1,138,223	—	$209,112	—	$1,923,668	67%
James W. Nolan	$500,667	$650,867	$292,842	$863,775	—	$2,308,152	$514,752	—	$209,112	—	$1,224,531	53%
Frank van Oers	$530,459	$689,597	$332,773	$981,570	—	$2,534,399	$556,273	—	$138,009	—	$1,224,741	48%
Margaret M. Foran	$483,192	$603,990	$638,925	$1,151,710	$175,005	$3,052,822	$591,537	—	$0	$0	$1,074,729	35%

This table is presented to show how the Compensation Committee viewed its fiscal 2009 compensation actions for the named executive officers. It differs substantially from the “Fiscal 2009 Summary Compensation Table” on page 34 of this proxy statement and is not a substitute for that table. This table presents target and actual compensation in a manner that is more consistent with how compensation is reviewed by the Compensation Committee. The significant differences between this table and the Fiscal 2009 Summary Compensation Table are highlighted below:

Grant Date Fair Value (columns 3, 4 and 5) — These columns represent the full grant date fair value, calculated in accordance with SFAS 123(R), of the indicated equity awards granted in fiscal 2009. The amounts in these columns differ from the amounts reflected in the Stock Awards and Option Awards columns in the Fiscal 2009 Summary Compensation Table, which reflect the compensation expense recognized for financial statement reporting purposes with respect to equity awards granted in the fiscal years shown and prior fiscal years.

Earned Value (columns 8, 9 and 10) — These columns reflects the value of any “in the money” stock options (column 8) and any earned value under outstanding PSU and RSU programs (columns 9 and 10).

Changes in Pension Benefits — The Fiscal 2009 Summary Compensation Table includes compensation amounts based on the change in the actuarial present value during the fiscal years shown of accumulated pension benefits. This table excludes those amounts because the Compensation Committee considers those programs in the context of its periodic assessment of the overall benefit design and not as an element of its annual compensation decisions.

All Other Compensation — The Compensation Committee does not consider in its annual compensation decisions the items included as All Other Compensation in the Fiscal 2009 Summary Compensation Table. These items, therefore, are excluded from this table.

Severance and Change in Control Arrangements

Our Severance Plans for Corporate Officers provide benefits in the event an executive officer is involuntarily separated from Sara Lee. Benefits under the Severance Plans are a function of the individual’s level and service with a maximum severance period of 24 months. These programs are provided as a temporary source of income following an officer’s involuntary termination of employment (without cause) and, in the case of a change in control of Sara Lee, to also provide continuity of management. We periodically compare the program provisions against our peer group to review its market competitiveness. Based on the most recent analysis, we believe the severance provisions contained in our Severance Plans for Corporate Officers are appropriate.

The Change in Control Plan contained in the Severance Plans for Corporate Officers provides that the maximum severance payment to the top tier of executive officers covered by the plan is two and one-half times an affected executive officer’s base salary plus target annual incentive opportunity. This plan has a “double trigger” requirement for the accelerated vesting of equity awards, meaning that both a change in control of Sara Lee must occur and the executive officer’s employment must also be terminated before accelerated vesting occurs. Sara Lee does not provide excise tax reimbursements or gross-ups on any change in control benefits.

The Board of Directors has adopted a policy requiring stockholder approval prior to entering into any severance arrangement with an executive officer that would provide benefits in an amount exceeding 2.99 times the individual’s base salary and target bonus.

Benefit Program Components

We offer our executive officers and other salaried employees a comprehensive benefit package that is competitive in comparison to our peer group, provides protection against catastrophic expenses, and provides the opportunity to accumulate adequate retirement income. Our benefits package includes both company-sponsored programs as well as voluntary programs in which employees may choose to participate. We periodically compare the competitiveness of our benefits program against our peer group. It is our objective to provide our executive officers with a benefits program that, in its aggregate value, approximates the median value of the benefit programs of our peer group. We analyzed the competitiveness of the U.S. salaried employees’ benefit program in calendar 2009 and found it met this objective.

The benefit programs discussed in this section are only those provided to the named executive officers. Being a global organization, we have employees in over 30 countries and benefit programs vary considerably based upon local law, competitive practice, and social schemes. Mr. van Oers is a resident of The Netherlands and participates in the programs we sponsor in that country.

Retirement Programs

The retirement program for the named executive officers in the United States hired before July 1, 2005 consists of a defined benefit pension plan and a defined contribution Section 401(k) plan. Effective July 1, 2005, we changed our retirement plan design by closing the defined benefit plan to new entrants and enhancing our contributions to the 401(k) plan. Mr. van Oers participates in the Stichting Pensioenfonds Sara Lee Nederland (the “Dutch Pension Plan”). The Dutch Pension Plan is a combination defined benefit/defined contribution plan. The terms and conditions of these plans are described beginning on page 46 of this proxy statement.

We also maintain supplemental retirement plans which allow those employees whose compensation exceeds limits established by the Internal Revenue Code for covered compensation and benefit levels to receive the same benefits they would have earned but for these limitations. These supplemental plans, in effect, enable participants to receive the same benefits provided to those employees not impacted by these Internal Revenue Code limits. On rare occasions, additional benefits are provided under these plans, as in the case of Ms. Barnes. As part of the terms of her employment with Sara Lee in 2004, Ms. Barnes receives two years credit for each one year of actual credited service for purposes of eligibility, vesting, and benefit accrual under the retirement programs.

Mr. de Kool was an expatriate from The Netherlands on assignment in the United States since 2002. While on assignment, he participated in Sara Lee’s retirement program in the United States and was legally precluded from continued participation in Sara Lee’s Dutch retirement program while in the United States. To eliminate any lost benefits that might otherwise result from this assignment, Sara Lee agreed that upon Mr. de Kool’s retirement, it would compare the benefits to be paid from both the United States and Dutch plans with those that he would have received under the Dutch program had he remained in that program for his entire period of employment with Sara Lee, recognizing his United States-based service and compensation, and would pay from the supplemental retirement program any benefits that would have otherwise been lost. Based upon the comparison made as a result of Mr. de Kool’s termination of employment on June 30, 2009, it was determined that no benefits were lost and no additional benefits were due.

Additional information about Ms. Barnes’ and Mr. de Kool’s retirement program participation is located beginning on page 40 of this proxy statement.

Deferred Compensation Plan

We offer a deferred compensation plan that provides our executive officers, including the named executive officers, in the United States the ability to defer the taxation of base salary, annual incentive award payments, and certain long-term incentives, not including stock option gains. The plan is non-tax-qualified, unfunded, and provides two investment alternatives for compensation credited to the plan. Those alternatives are an interest credit account, with a crediting rate for fiscal 2009 of 5.35% (which is set at the cost to Sara Lee of its issuing debt with a five-year maturity, but not to exceed 120% of the applicable federal long-term rate), and a Sara Lee common stock equivalent account. We offer this plan to our executives as a competitive practice.

Perquisites and Other Benefits

Perquisites

We provide perquisites to our executive officers that are typical of those provided senior executives at the companies in our peer group. These perquisites include company-provided cars, financial counseling, and club memberships, and the use of Sara Lee’s aircraft for business and personal travel. However, we require our executive officers to reimburse Sara Lee for the incremental cost of any personal use of Sara Lee’s aircraft, up to specific Federal Aviation Administration limits. This policy resulted in no personal use of the aircraft in fiscal 2009.

Sara Lee has terminated all use of its corporate aircraft, and the company-provided executive car program in the U.S. has been replaced with a less expensive car allowance beginning in fiscal 2010.

Healthcare Plan

The named executive officers participate in the same healthcare plans as our other salaried executives.

Income Protection Plans

The named executive officers participate in a long-term disability program that can replace up to 75% of monthly base salary plus 50% of the prior three-year average bonus up to a maximum monthly benefit of $41,667. The named executive officers domiciled in the United States also participate in a universal life insurance program that provides coverage, during active service, equal to three times the individual’s base salary and then drops to one time base salary upon retirement.

How We Make Compensation Decisions

Role of the Compensation and Employee Benefits Committee

The Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program and makes all decisions regarding the compensation of our executive officers, including the named executive officers. The Compensation Committee, in consultation with the other independent directors, is responsible for, among its other duties, the following actions related to the Chief Executive Officer:

•	Review and approval of corporate incentive goals and objectives relevant to compensation

•	Evaluation of individual performance results in light of these goals and objectives

•	Evaluation of the competitiveness of the total compensation package

•	Approval of any changes to the total compensation package, including but not limited to base salary, annual and long-term incentive award opportunities and payouts and retention programs

The Compensation Committee’s charter is posted on our web site at www.saralee.com on the “About Sara Lee” page under the link “Board of Directors–Committee Charters.”

Role of Chief Executive Officer in Compensation Decisions

Ms. Barnes, as the Chief Executive Officer, recommends to the Compensation Committee any compensation changes affecting the officers under the Committee’s purview. Within the framework of the compensation programs approved by the Compensation Committee and based on management’s review of market competitive positions, each year Ms. Barnes recommends the level of base salary increase and the long-term incentive award value for the other officers. Her recommendations are based upon her assessment of the individual’s performance, longer-term potential, the performance of the individual’s respective business or function, and employee retention considerations. The Compensation Committee reviews Ms. Barnes’ recommendations and must approve any compensation changes affecting executive officers or executives who are in salary grade 38 and above. Analyses of competitive CEO pay and recommendations for salary, AIP and LTI actions are performed by the Committee’s independent consultant and come to the Committee in executive session without the CEO’s knowledge. Ms. Barnes does not participate in any decisions affecting her own compensation.

Role of the Compensation Consultant

The Compensation Committee has retained Frederic W. Cook & Co. as its independent executive compensation consultant. The relationship between the Compensation Committee and Frederic W. Cook & Co. is described on page 6 of this proxy statement under “Relationship with Executive Compensation Consultant.”

Other Compensation Policies

Stock Ownership

One of the key objectives of our executive compensation program is alignment with the long-term interests of our stockholders. We believe that an effective way to achieve this alignment is to ensure that our executive officers are stockholders and have a significant financial interest in Sara Lee. We have had some form of executive stock ownership program since 1991. Our program currently applies to over 70 Sara Lee executives.

The ownership requirements vary by the executive’s level and range from a minimum of 10,000 shares to a maximum of 400,000 shares for Ms. Barnes and 100,000 shares for the other named executive officers. When expressed as a percentage of base salary (using Sara Lee’s closing price on June 26, 2009), the requirements are approximately 333% of Ms. Barnes’ base salary and range from 115%-198% for the other named executive officers. Executives have five years from the time they move into a given position to attain the required ownership level. Stock options and PSUs do not count towards meeting these requirements; however unvested RSUs are counted towards the requirements. The Compensation Committee reviews program compliance annually, and all covered executives were in compliance as of the last review, which took place in January 2009.

Compensation Recovery

Our AIP program document and the award agreements for all long-term equity incentive awards permit us to cancel the outstanding award if the holder of the award engages in an activity that is contrary or harmful to the interests of Sara Lee. In addition, the AIP program document and the award agreements for the PSUs granted to our executive officers, including the named executive officers, permit the Committee to increase or decrease the amount paid out under an award if the original payout amount was calculated based on our financial results and we restate our financial statements due to material noncompliance with the SEC’s financial reporting requirements within two years after the date the award was paid out.

Compensation Committee Report

The Compensation and Employee Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Employee Benefits Committee

Jonathan P. Ward, Chairperson, Crandall C. Bowles, James S. Crown,

Norman R. Sorensen

Summary Compensation Table and Narrative Disclosure

The following table presents, for the fiscal years ended June 27, 2009, June 28, 2008 and June 27, 2007, the compensation of Brenda C. Barnes, our principal executive officer, Mark A. Garvey, our Interim Chief Financial Officer, Theo de Kool, our former principal financial officer, and Messrs. Fraleigh, Nolan and van Oers, the next three most highly-compensated executive officers who were serving as executive officers of Sara Lee at the end of fiscal 2009. The named executive officers also include one additional former executive officer, Margaret M. Foran, who would have been among the three most highly-compensated executive officers if she had continued to serve as an executive officer on the last day of the fiscal year.

For information on the role of each component within the total compensation package, see the relevant description in the “Compensation Discussion and Analysis” beginning on page 21 of this proxy statement. For more information regarding how the amounts in the table are calculated, see the narrative that follows the footnotes to the table.

Fiscal 2009 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4)	Total ($)
Brenda C. Barnes	2009	1,125,000	0	8,294,558	(5)	1,818,260	2,192,161	1,560,847		240,693	15,231,519
Chairman and Chief Executive Officer	2008	1,000,000	0	3,361,039		2,107,670	1,993,597	647,025		231,082	9,340,413
	2007	1,000,000	0	1,721,364		3,391,789	1,761,610	578,102		239,529	8,692,394
Mark A. Garvey (6)	2009	335,800	0	569,145		0	433,554	139,733		237,495	1,715,727
Vice President and Interim Chief Financial Officer; Senior Vice President, Finance
L.M. (Theo) de Kool (7)	2009	834,217	0	1,795,701	(5)	373,864	1,207,811	295,918		518,414	5,025,925
Former Executive Vice President, Chief Financial and Administrative Officer	2008	802,750	0	1,350,160	(5)	333,240	1,204,832	480,913		758,159	4,930,054
	2007	780,000	0	1,343,109	(5)	438,016	1,086,629	255,421		734,056	4,637,231

Christopher J. Fraleigh	2009	576,333	0	571,914		331,256	1,138,223	140,914		87,852	2,846,492
Executive Vice President; Chief Executive Officer, North American Retail and Foodservice	2008	534,275	0	454,065		293,056	513,993	65,809		102,354	2,005,610
	2007	474,583	0	370,525		377,900	704,375	87,434		99,271	2,114,088

James W. Nolan	2009	500,667	0	608,638		288,484	514,752	166,552		104,765	2,183,858
Executive Vice President; Chief Executive Officer, North American Fresh Bakery
Frank van Oers	2009	530,459	0	464,231		258,684	556,273	0	(8)	250,298	2,059,945
Executive Vice President; Chief Executive Officer, International Beverage and Bakery	2008	560,013	0	356,621		177,956	811,897	69,673		293,040	2,269,200
Margaret M. Foran (7)	2009	483,192	500,000	157,050		17,748	591,537	0		324,136	2,073,663
Former Executive Vice President, General Counsel and Corporate Secretary

(1)	All of the amounts in the table above for Mr. van Oers, except for Stock Awards and Option Awards, were denominated in Euros and converted to U.S. dollars at the rate of 1 Euro = 1.407 U.S. dollars, the currency exchange rate as of June 26, 2009, for 2009 amounts, and 1 Euro = 1.5790 U.S. dollars, the currency exchange rate as of June 27, 2008, for 2008 amounts.
(2)	Consists of a bonus paid to Ms. Foran to induce her to accept employment with Sara Lee.
(3)	Consists of payments under Sara Lee’s Annual Incentive Plan.

(4)	Amounts shown in the “All Other Compensation” column for fiscal 2009 include the following:

Name	Expatriate Payments (a)	Company Contributions to Defined Contribution Plans (b)	Company Paid Life Insurance Premiums	Personal Use of Corporate Automobile (c)	Personal Use of Corporate Aircraft	Financial Counseling	Other (d)	Total (e)(f)
Brenda C. Barnes	$0	$144,372	$43,293	$36,964	$0	$14,438	$1,627	$240,693
Mark A. Garvey	$165,487	$31,813	$7,326	$32,156	$0	$0	$712	$237,495
L.M. (Theo) de Kool	$345,496	$96,093	$30,609	$27,299	$0	$18,918	$0	$518,414
Christopher J. Fraleigh	$0	$51,639	$17,211	$18,990	$0	$0	$12	$87,852
James W. Nolan	$0	$45,835	$22,333	$25,681	$0	$10,345	$571	$104,765
Frank van Oers	$0	$157,346	$0	$83,058	$0	$1,266	$8,628	$250,298
Margaret M. Foran	$0	$6,800	$22,894	$19,788	$0	$20,300	$254,354	$324,136

(a)	Mr. Garvey repatriated to the United States from The Netherlands in August 2008 at the end of his expatriate assignment. Represents expatriate-related expenses paid for Mr. Garvey, consisting of (i) $8,637 for payment of his housing allowance in the Netherlands and cost-of-living differential (ii) $21,617 of expenses associated with his relocation and (iii) $135,233 of tax payments paid by Sara Lee for Mr. Garvey to avoid double taxation relating to his expatriate assignment. Mr. de Kool relocated to the United States from The Netherlands in 2002 to begin his expatriate assignment. Represents expatriate-related expenses paid for Mr. de Kool, consisting of (i) $240,400 for payment of his housing allowance in the United States and cost-of-living differential (ii) $38,100 of expenses associated with annual home leave and visa fees and (iii) $66,996 of tax payments paid by Sara Lee for Mr. de Kool to avoid double taxation relating to his expatriate assignment.
(b)	Represents the matching and company contributions to the Section 401(k) Plan and 401(k) SERP in which all of the named executive officers, except Mr. van Oers, participate. Also represents our contributions to the Dutch Pension Plan on behalf of Mr. van Oers.
(c)	Represents the costs of providing an automobile for the named executive officer’s personal use, plus related maintenance and use costs paid by Sara Lee. Generally, we lease an automobile for use by the executive, and the cost reported in the table includes our annual lease expense; however, if we purchase an automobile for use by an executive, the cost reported in the table includes our annual expense for depreciating the purchase price of that automobile. Sara Lee depreciates owned automobiles over 50 months. Also includes the costs of providing a car and driver for commuting and personal use to Ms. Barnes and for commuting to Mr. van Oers.
(d)	Includes $228,854 in relocation payments and $25,500 in unused vacation payments for Ms. Foran, a “representation allowance” (a customary practice in The Netherlands) for personal expenses incurred by Mr. van Oers in his position outside of the United States, the cost of non-business related entertainment expenses, and incremental product discounts not available to the general employee population.
(e)	The table does not include any amounts for the following perquisites because no incremental cost was incurred in fiscal 2009: Sara Lee purchases season tickets to sporting and entertainment events for business outings with customers and vendors. If the tickets are not used for business purposes, the named executive officers and other employees may have opportunities to use these tickets. In addition, each of the named executive officers, except Mr. van Oers, automatically participates in our Key Executive Long-Term Disability Plan. This Plan is self-insured by Sara Lee, so we will not incur any incremental costs for this benefit unless a disability payment is made.
(f)	None of the named executive officers used our corporate aircraft for personal flights in fiscal 2009. Executive officers were permitted to use our corporate aircraft, if available, for personal flights or to attend external board of directors meetings so long as they reimburse Sara Lee for the incremental costs of such use. If an executive officer uses the corporate aircraft to attend another company’s board of directors meeting, the executive officer has fulfilled his or her reimbursement obligation if the other company reimburses Sara Lee in an amount equal to the cost of a first class ticket for an equivalent commercial flight. The Compensation Committee determined that Mr. de Kool’s participation on these external boards is directly and integrally related to their responsibilities for Sara Lee, so no amount is included in All Other Compensation for such flights.
(5)	We have accelerated the recognition of compensation expense as required under SFAS 123 (R) for RSUs and PSUs held by Ms. Barnes and Mr. de Kool because they are retirement eligible.
(6)	Mr. Garvey was appointed our Interim Chief Financial Officer and principal financial officer effective May 11, 2009.
(7)	Mr. de Kool’s employment with Sara Lee terminated on June 30, 2009, and Ms. Foran’s employment with Sara Lee terminated on June 9, 2009.
(8)	The change in the actuarial present value of the accumulated pension benefit for Mr. van Oers during fiscal 2009 was ($45,362).

Salary — This column reflects the base salary earned during the fiscal year, including any amounts invested by a named executive officer in our Section 401(k) Plan.

Stock Awards — This column reflects compensation expense that we recognized for financial statement reporting purposes in fiscal 2009, computed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share Based Payment” (“SFAS 123(R)”), with respect to the RSUs and PSUs granted in fiscal 2009, as well as compensation expense recognized for financial statement reporting purposes in fiscal 2009 for RSUs and PSUs granted in prior years that continue to be expensed under SFAS 123(R). These amounts exclude any forfeiture assumptions related to service-based vesting conditions, as prescribed by SEC rules. Under SFAS 123(R), compensation expense for RSUs is calculated using the closing market price of our common stock on the date of grant, which is then recorded over the vesting period of the RSU. For PSUs, which will vest based on our relative TSR over a three-year period, fair market value is calculated using a probability model and compensation expense is recorded over the vesting period of the PSU. However, the recognition of compensation expense for RSUs and PSUs held by Ms. Barnes and Mr. de Kool has been accelerated because there is minimal risk of forfeiture now that they are retirement eligible and awards continue to vest upon retirement. PSUs represent the right to receive shares of our common stock if, and to the extent that, performance targets set by the Compensation Committee are achieved. RSUs represent the right to receive shares of our common stock if the holder remains employed by Sara Lee through a specified vesting date. The amounts reported in the table reflect our accounting expense for the PSUs and RSUs for fiscal 2009 and do not reflect the value that may be ultimately realized by the named executive officers.

Option Awards — This column reflects compensation expense that we recognized for financial statement reporting purposes in fiscal 2009, computed in accordance with SFAS 123(R), with respect to the fair value of stock options granted in fiscal 2009 and stock options granted in prior years that continue to be expensed under SFAS 123(R). These amounts exclude any forfeiture assumptions related to service-based vesting conditions, as prescribed by SEC rules. For additional information on the valuation assumptions relating to the options, see the note on “Stock-Based Compensation” to our consolidated financial statements contained in our annual reports on Form 10-K for the fiscal years 2006 – 2009, which are the years in which the options were granted. Stock options represent the right to purchase shares of our common stock at a specified price, over a specified term (usually 10 years) following the grant date. The amounts reported in the table reflect our accounting expense for the options for fiscal 2009 and do not reflect the value, if any, that may be ultimately realized by the named executive officers.

Non-Equity Incentive Plan Compensation — This column reflects the cash awards earned by the named executive officers for fiscal 2009 under our Annual Incentive Plan (“AIP”). Our AIP is an incentive plan based on achieving pre-established annual operating income, sales, and cash flow performance targets. Awards under the AIP are paid in cash. For further information about the AIP, see the description beginning on page 24 of the Compensation Discussion and Analysis.

Change In Pension Value and Nonqualified Deferred Compensation Earnings — This column reflects the aggregate change during fiscal 2009 in the actuarial present value of the accumulated benefit under all defined benefit pension plans in which each named executive officer participates. We do not pay above-market or preferential rates under our non-qualified deferred compensation plans. A description of our pension benefits program is located beginning on page 46 of this proxy statement.

All Other Compensation — This column reflects all other compensation for fiscal 2009 not reported in the previous columns, such as Sara Lee’s contributions to Section 401(k) plans, payment of insurance premiums, reimbursement of certain expatriate related tax expenses, and the costs to Sara Lee of providing certain perquisites to the named executive officers.

Potential Payments Upon Termination Or Change In Control Table

The following table presents the potential estimated payments to each named executive officer as if the individual’s employment had been terminated as of June 26, 2009, the last business day of fiscal 2009, except that the amounts in the table reflect actual amounts payable to Mr. de Kool and Ms. Foran pursuant to their respective terminations of employment. If applicable, the amounts in the table were calculated using the closing market price of Sara Lee’s common stock on June 26, 2009, which was $9.58 per share.

Name	Severance Pay ($)	Equity With Accelerated Vesting ($)	Retirement Plan Benefits: Pension Plan (Qualified & SERP) ($)	Continued Perquisites and Benefits ($) (1)	Total ($)
Brenda C. Barnes
Death	—	—	—	—	0
Disability	—	—	378,285	3,133,711	3,511,996
Involuntary Termination (Severance)	3,585,873	—	1,504,020	98,606	5,188,499
Termination if Change-In-Control	8,625,000	—	3,354,403	212,492	12,191,895
Change-In-Control (no termination)	—	—	—	—	0
Mark A. Garvey
Death	—	1,278,738	—	—	1,278,738
Disability	—	1,278,738	27,946	4,191,318	5,498,002
Involuntary Termination (Severance)	1,288,200	—	195,667	36,826	1,520,693
Termination if Change-In-Control	1,491,600	1,278,738	242,312	49,821	3,062,471
Change-In-Control (no termination)	—	—	—	—	0
L.M. (Theo) de Kool
Death	—	1,090,347	—	—	1,090,347
Disability	—	—	—	—	0
Involuntary Termination (Severance) (2)	3,568,300	—	789,792	111,593	4,469,685
Termination if Change-In-Control		—	—	—	0
Change-In-Control (no termination)	—	—	—	—	0
Christopher J. Fraleigh
Death	—	—	—	—	0
Disability	—	—	86,496	4,123,439	4,209,935
Involuntary Termination (Severance)	1,349,138	—	148,021	40,887	1,538,046
Termination if Change-In-Control	3,550,050	—	372,365	109,563	4,031,978
Change-In-Control (no termination)	—	—	—	—	0
James W. Nolan
Death	—	—	—	—	0
Disability	—	—	101,917	3,140,815	3,242,732
Involuntary Termination (Severance)	1,080,232	—	186,475	42,976	1,309,683
Termination if Change-In-Control	2,895,125	—	457,981	116,392	3,469,498
Change-In-Control (no termination)	—	—	—	—	0
Frank van Oers
Death	—	—	—	—	0
Disability	—	—	885,953	4,831,644	5,717,597
Involuntary Termination (Severance)	2,115,242	—	0	32,130	2,147,372
Termination if Change-In-Control	3,079,149	—	0	41,770	3,120,919
Change-In-Control (no termination)	—	—	—	—	0
Margaret M. Foran
Death	—	—	—	—	0
Disability	—	—	—	—	0
Involuntary Termination (Severance) (3)	988,080	—	52,784	40,501	1,081,365
Termination if Change-In-Control	—	—	—	—	0
Change-In-Control (no termination)	—	—	—	—	0

(1)	The amounts reported in the “Continued Perquisites and Benefits” column include the costs of financial counseling, company contributions to premiums for medical, dental, and life insurance benefits, the present value of disability payments, and the automobile allowance that is continued in the case of a change in control of Sara Lee.

(2)	Represents the actual amounts payable to Mr. de Kool pursuant to his termination agreement. Mr. de Kool’s employment with Sara Lee terminated on June 30, 2009.
(3)	Represents the actual amounts payable to Ms. Foran pursuant to her termination agreement. Ms. Foran’s employment with Sara Lee terminated on June 9, 2009.

The payments and benefits provided to our executive officers, including the named executive officers, upon their voluntary termination of employment or retirement do not discriminate in scope, terms, or operation in favor of our executive officers compared to the benefits offered to all salaried employees. Consequently, these benefits are not included in the table.

The amounts disclosed in the table are in addition to amounts each named executive officer earned or accrued prior to the date of the hypothetical termination of employment, such as balances under our deferred compensation plan, accrued retirement benefits, previously vested stock options and restricted stock units, and accrued vacation. For information about these previously earned and accrued amounts, see the “Outstanding Equity Awards at 2009 Fiscal Year End Table,” “Option Exercises and Stock Vested In Fiscal Year 2009,” “Pension Benefits In Fiscal Year 2009 Table,” and “Nonqualified Deferred Compensation In Fiscal Year 2009” that are located elsewhere in this proxy statement.

Severance Plans for Corporate Officers

Our Severance Plans for Corporate Officers provide specified benefits upon the involuntary termination of employment of a corporate officer who has been elected by the Board of Directors. The Severance Plans consist of two separate plans: a plan that covers involuntary termination of employment that does not occur in connection with a change in control of Sara Lee (the “Involuntary Termination Plan”), and a plan that covers termination of employment in connection with a change in control of Sara Lee (the “CIC Plan”). If the terminated officer is domiciled outside of the United States on the termination date, at the discretion of the Committee, the terminated officer may receive the severance benefits required to be paid pursuant to the laws of the country in which the terminated officer is domiciled in lieu of the benefits described below.

Description of Involuntary Termination Plan.    The Involuntary Termination Plan provides that if a corporate officer’s employment is terminated without cause (which means that the officer was terminated involuntarily or resigned at our request, other than for misconduct or detrimental actions specified in the Plan), the terminated officer would receive the following benefits:

•

A minimum of 12 months and a maximum of 24 months of severance payments depending on the officer’s position and length of service. Each severance payment equals the officer’s base salary plus 75% of the officer’s target annual incentive bonus for the fiscal year in which the termination occurs, computed on a monthly basis

•

Pro-rated payments under (i) the annual incentive plan for the fiscal year of termination based on actual financial results, (ii) any RSU or stock option award in effect in the fiscal year of termination, based on the period of the officer’s length of service through the severance period and subject to the terms of the award, and (iii) any PSU award in effect in the fiscal year of termination, based on the period of the officer’s length of service through the severance period and subject to the terms of the award (which includes a minimum of twelve months of active service during the performance period). We have not included a value for these incentive plan payments in the table on page 37 of this proxy statement because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred

•

Continued participation in our medical and dental plans for up to three months, and outplacement services for up to one year. The value of the employer’s portion of the medical and dental premiums, which are paid by us, are included in the table on page 37 of this proxy statement

•

Continued financial planning assistance, if the terminated officer is at or above the Senior Vice President level, during the time the officer is receiving severance payments. The value of the financial counseling benefit is calculated at the current allowance of 3% of base salary

•	Continued coverage under our Executive Life Insurance Plan and continued company contributions to and continued accrual of credited service under our supplemental retirement benefit plans

Other than as set forth above, the terminated corporate officer’s participation in all other benefit plans ceases as of the date of termination of employment. No benefits are payable unless the terminated officer signs a separation agreement that prohibits the officer from, among other things, soliciting business from our customers, attempting to hire our employees, and disclosing our confidential information during the severance period. The corporate officer also must agree to release any claims against Sara Lee and to refrain from working for our competitors during the severance period. Payments terminate if the terminated officer becomes employed by one of our competitors during the severance period.

Description of Change in Control (“CIC”) Plan.    The CIC Plan provides for severance pay and continuation of certain benefits if a corporate officer’s employment is terminated involuntarily within two years following, or within six months prior to, a change in control of Sara Lee. A “change in control” generally is defined as the acquisition by a party of 20% or more of the voting capital stock of Sara Lee, the consummation of certain reorganizations, mergers or consolidations involving Sara Lee, a sale or other disposition of all or substantially all of Sara Lee’s assets, the liquidation or dissolution of Sara Lee, or a change in the majority of Sara Lee’s Board of Directors. If such event occurs, a terminated officer would receive the following benefits:

•

A lump sum payment equal to two times (2.5 times, for the Chief Executive Officer and any Executive Vice President) the officer’s base salary plus the officer’s target annual incentive bonus for the fiscal year in which the change in control occurs

•

Pro-rated payments under (i) the annual incentive plan for the fiscal year of termination based on actual financial results, and (ii) any PSU award in effect in the fiscal year of termination, based on the period of the officer’s length of service through the severance period and assuming a “target” level of financial performance and subject to the terms of the award (which may include a minimum length of active service). We have not included a value for these incentive plan payments in the table on page 37 of this proxy statement because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred

•

Continued participation in our medical and dental plans for two years (or 2.5 years, for the Chief Executive Officer and any Executive Vice President) after termination, and outplacement services for up to one year. The value of the employer’s portion of the medical and dental premiums, which are paid by us, are included in the table on page 37 of this proxy statement

•

Continued coverage under our Executive Life Insurance Plan and continued company contributions to and continued accrual of credited service under our supplemental retirement benefit plans for two years (or 2.5 years, for the Chief Executive Officer and any Executive Vice President) after termination

•

Accelerated vesting of all unvested stock options and RSUs granted after July 2006; provided, however, if the change in control is structured as an offer to purchase all of Sara Lee’s outstanding voting stock for cash, then all options and RSUs automatically vest upon the change in control even if the officer’s employment is not terminated. Stock options and RSUs that were granted before August 2006 automatically will vest upon a change in control of Sara Lee, even if the officer’s employment is not terminated

No benefits are payable unless the terminated officer signs a separation agreement that prohibits the officer from, among other things, soliciting business from our customers, attempting to hire our employees, and disclosing our confidential information during the term of the separation agreement. The corporate officer also must agree to release any claims against Sara Lee and to refrain from working for our competitors for two years (or 2.5 years, for the Chief Executive Officer and any Executive Vice President) after termination. Payments terminate if the terminated officer becomes employed by one of our competitors.

No Tax Reimbursements or Gross Ups.    The CIC Plan provides that we do not reimburse executive officers for excise tax payments. In the event that any payments made under the CIC Plan would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to the officer (after taking into consideration the payment by the officer of all income and excise taxes that would be owing as the result of the change in control payments), we will reduce the change in control payments by the amount necessary to maximize the benefits received by such officer, determined on an after-tax basis.

Description of Death Payments.    In the event of a named executive officer’s death, the individual’s beneficiaries would receive (i) benefits payable under the Executive Life Insurance Plan, (ii) accelerated vesting of all outstanding unvested stock options and RSUs, with the options remaining exercisable for the lesser of five years or their remaining term, (iii) continued vesting of all PSUs, and (iv) an annual incentive bonus for the year in which the death occurs, based on actual payout rates but pro-rated for the period of the individual’s active service.

Description of Disability Payments.    A named executive officer’s employment is considered terminated for disability if the individual is determined to be disabled under the terms of our disability plan. An individual who becomes disabled would receive (i) benefits payable under our disability plans, (ii) continued participation in our medical, dental, and Executive Life Insurance plans and supplemental non-qualified retirement plans, (iii) accelerated vesting of all outstanding unvested stock options and RSUs, with the options remaining exercisable for the lesser of five years or their remaining terms, (iv) continued vesting of all PSUs, (v) an annual incentive bonus for the year in which termination occurs, based on actual payout rates but pro-rated for the period of the individual’s active service, (vi) participation in our retiree medical plan for the individual and any dependents, if eligible, and (vii) continued company contributions to and continued accrual of credited service under our retirement benefit plans until age 65.

Description of Retirement Payments.    As described in the section beginning with the “Pension Benefits In Fiscal Year 2009 Table,” in the event of retirement a named executive officer is entitled to receive (i) benefits payable under our pension and retirement plans (see “Pension Benefits”), (ii) continued vesting of the individual’s outstanding PSUs, RSUs, and stock options which will be exercisable for their remaining term, and (iii) an annual incentive bonus for the year in which the individual retired, based on actual payout rates but pro-rated through the date of retirement. We have not included a value for these benefits in the table on page 37 of this proxy statement because they do not discriminate in scope, terms, or operation in favor of our executive officers compared to the benefits offered to all salaried employees.

Separation Agreements

In May 2009, Theo de Kool signed a Separation Agreement with Sara Lee under which he agreed to retire as Executive Vice President and Chief Financial and Administrative Officer of Sara Lee on June 30, 2009. Consistent with the terms of the Severance Plans for Corporate Officers, the agreement provides that Sara Lee will pay Mr. de Kool (i) his annual salary and 75% of his target annual incentive for fiscal 2009 for 24 months, which totals $3,568,300, and (ii) his annual incentive for fiscal 2009, to the extent earned under the 2009 annual incentive plan, which totals $1,207,811. During the 24-month severance period, Mr. de Kool will continue to vest in and be entitled to exercise his outstanding stock options, after which time he will be treated as a retiree, and continue to accrue pension benefits under the Pension SERP. As a retiree, all outstanding RSUs and PSUs held by Mr. de Kool will continue to vest in accordance with their terms. Sara Lee will pay the costs associated with relocating Mr. de Kool and his family to the Netherlands within 12 months after his termination date, in accordance with our standard relocation policies and provided that another company is not also paying for his relocation in connection with new employment. In addition, Sara Lee agreed to provide Mr. de Kool with tax preparation support for calendar years 2009 – 2011 with respect to tax years during the severance period, to the extent that Mr. de Kool is required to file a tax return due to payments under the Separation Agreement. Mr. de Kool is entitled to continue to receive financial counseling through 2011 and is subject to standard confidentiality and non-compete provisions.

In June 2009, Margaret M. Foran signed a Termination Agreement with Sara Lee under which she agreed to relinquish her position as Executive Vice President, General Counsel and Corporate Secretary of Sara Lee. Consistent with the terms of the Severance Plans for Corporate Officers, the agreement provides that Sara Lee will pay Ms. Foran (i) her annual salary and 75% of her target annual incentive for fiscal 2009 for 12 months, which totals $988,080, and (ii) a pro rata portion of her annual incentive for fiscal 2009, to the extent earned under the 2009 annual incentive plan, which totals $591,537. During the 12-month severance period, Ms. Foran will continue to vest in and be entitled to exercise a pro rata portion of her outstanding stock options and PSUs in accordance with their terms, except that equity awards granted in recognition of foregone benefits from her prior employer were forfeited. She is entitled to continue to receive financial counseling through the severance period and subsidized medical coverage during the first three months of the severance period. The agreement also contains standard confidentiality and non-compete provisions.

Grants of Plan-Based Awards In Fiscal Year 2009 Table

The following table provides, for each of the named executive officers, information concerning cash awards under our annual incentive compensation plan for fiscal 2009 and grants of equity awards made during fiscal 2009.

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brenda C. Barnes	AIP	—	0	2,250,000	3,375,000
	Options	8/28/2008								699,097	13.83	1,863,525
	PSUs	8/28/2008				0	379,610	759,220				10,993,506
Mark A. Garvey	AIP	—	0	402,960	604,440
	RSUs	8/28/2008							43,384		13.83	600,001
L.M. (Theo) de Kool	AIP	—	0	1,251,326	1,876,988
	Options	8/28/2008								159,794	13.83	425,950
	PSUs	8/28/2008				0	86,768	173,536				2,512,801
Christopher J. Fraleigh	AIP	—	0	835,683	1,297,933
	Options	8/28/2008								136,824	13.83	364,720
	PSUs	8/28/2008				0	74,296	148,592				2,151,612
James W. Nolan	AIP	—	0	650,867	976,301
	Options	8/28/2008								109,859	13.83	292,842
	PSUs	8/28/2008				0	59,653	119,306				1,727,551
Frank van Oers	AIP	—	0	689,597	1,034,395
	Options	8/28/2008								124,839	13.83	332,773
	PSUs	8/28/2008				0	67,788	135,576				1,963,140
Margaret M. Foran	AIP	—	0	603,990	918,065
	Options	8/28/2008								239,691	13.83	638,925
	PSUs	8/28/2008				0	79,538	159,076				2,303,420
	RSUs	8/28/2008							12,654			175,005

(1)	These columns consist of awards under the AIP for fiscal 2009 only. The “Threshold” column represents the minimum amount payable when threshold performance is met. The “Target” column represents the payout amount if the specified performance targets are achieved. The “Maximum” column represents the maximum payout possible under the plan. See the “Fiscal 2009 Summary Compensation Table” for actual amounts paid under the fiscal 2009 AIP.
(2)

These columns contain the performance-based PSU grants only. The “Threshold” column represents the minimum amount payable when threshold performance is met. If performance is at or below the threshold performance, no amount is paid. The “Target” column represents the amount payable if the specified total stockholder return performance target relative to peers is reached. The “Maximum” column represents the maximum payout possible under the plan, which is achieved if Sara Lee’s three-year relative total stockholder return is highest among all of the companies in the peer group.

(3)	This column contains the number of RSUs only. The grant will vest on the third anniversary of the grant date.
(4)	These non-qualified stock options were granted on August 28, 2008. Each option vests in full on the third anniversary of the grant date, remains exercisable for 10 years, and has an exercise price equal to the closing market price of our common stock on the grant date.
(5)	Represents the grant date fair value of options and RSUs (based on $13.83 per share) and the maximum payout of PSUs (based on $14.48 per share), in accordance with FAS 123R, excluding any forfeiture assumptions related to service-based vesting conditions as prescribed by SEC rules.

Outstanding Equity Awards at Fiscal 2009 Year-End Table

The following table provides information on the outstanding equity awards held by named executive officers as of June 27, 2009. The equity awards reported in the Option Awards columns consist of non-qualified stock options. The equity awards reported in the Stock Awards columns consist of restricted stock units (“RSUs”) and performance stock units (“PSUs”). In connection with the HanesBrands Inc. spin-off on September 5, 2006, the number of shares and the exercise price, if applicable, of all outstanding stock options, RSUs, and PSUs were adjusted so that the economic value of each outstanding award after the spin-off was equivalent to the economic value of that award before the spin-off.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Underlying Unexercised In-the-Money Options at Fiscal Year End	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Vale of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Brenda C. Barnes	5/3/2004(1)	298,879	—	—	20.0758	5/3/2014	—	8/31/2006(4)	116,160	1,112,813	2,323	22,256
	5/3/2005(1)	290,400	—	—	18.6252	5/3/2015	—	8/30/2007(5)	—	—	60,000	574,800
	8/25/2005(1)	813,120	—	—	16.8216	8/25/2015	—	8/28/2008(6)	—	—	75,922	727,333
	8/25/2005(2)	—	—	290,400	16.8216	8/25/2015	—		—	—	—	—
	8/31/2006(3)	—	871,200	—	14.3165	8/31/2016	—		—	—	—	—
	8/30/2007(3)	—	550,000	—	16.4900	8/30/2017	—		—	—	—	—
	8/28/2008(3)	—	699,097	—	13.8300	8/28/2018	—		—	—	—	—
TOTAL		1,402,399	2,120,297	290,400			0		116,160	1,112,813	138,245	1,324,389
Mark A. Garvey	8/26/1999(1)	4,646	—	—	19.5044	8/26/2009	—	8/31/2006(3)	45,053	431,608	—	—
	8/30/2001(1)	17,424	—	—	18.8318	8/30/2011	—	8/30/2007(3)	33,354	319,531	—	—
	8/29/2002(1)	3,486	—	—	15.9607	8/29/2012	—	8/28/2008(3)	43,384	415,619	—	—
	10/24/2002(8)	2,136	—	—	19.8046	4/27/2010	—		—	—	—	—
	1/30/2003(1)	2,556	—	—	16.7054	1/30/2013	—		—	—	—	—
	12/15/2003(8)	1,814	—	—	18.3454	4/27/2010	—		—	—	—	—
	6/15/2004(8)	3,835	—	—	19.7701	4/27/2010	—		—	—	—	—
	6/15/2004(8)	3,010	—	—	19.7701	8/29/2012	—		—	—	—	—
	6/15/2004(8)	866	—	—	19.7701	1/30/2013	—		—	—	—	—
	12/15/2004(8)	263	—	—	20.9022	1/30/2013	—		—	—	—	—
	12/15/2004(8)	2,993	—	—	20.9022	4/27/2010	—		—	—	—	—
	12/15/2004(8)	2,902	—	—	20.9022	8/29/2012	—		—	—	—	—
TOTAL		45,931	0	0			0		121,791	1,166,758	0	0

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Underlying Unexercised In-the-Money Options at Fiscal Year End	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Vale of Unearned Shares, Units or Other Rights That Have Not Vested ($)
L.M. (Theo) de Kool	8/26/1999(1)	38,390	—	—	19.5044	8/26/2009	—	2/9/2005(9)	91,165	873,361	—	—
	8/26/1999(1)	10,686	—	—	19.5044	8/26/2009	—	2/9/2005(10)	45,582	436,676	45,582	436,676
	8/30/2001(1)	54,479	—	—	18.8318	8/30/2011	—	8/31/2006(4)	23,225	222,496	465	4,450
	8/30/2001(1)	15,216	—	—	18.8318	8/30/2011	—	8/30/2007(5)	—	—	11,902	114,021
	1/31/2002(1)	17,424	—	—	18.1173	1/31/2012	—	8/28/2008(6)	—	—	17,354	166,247
	8/28/2002(7)	83,650	—	—	17.6739	8/28/2012	—		—	—	—	—
	8/29/2002(1)	17,424	—	—	15.9607	8/29/2012	—		—	—	—	—
	10/29/2002(8)	30,268	—	—	19.6109	4/27/2010	—		—	—	—	—
	1/23/2004(8)	8,433	—	—	17.5232	8/29/2012	—		—	—	—	—
	9/7/2004(8)	20,548	—	—	19.5808	4/27/2010	—		—	—	—	—
	9/7/2004(8)	15,779	—	—	19.5808	8/29/2012	—		—	—	—	—
	12/9/2004(8)	12,953	—	—	20.0801	4/27/2010	—		—	—	—	—
	12/9/2004(8)	12,087	—	—	20.0801	4/27/2010	—		—	—	—	—
	12/9/2004(8)	6,168	—	—	20.0801	4/27/2010	—		—	—	—	—
	12/9/2004(8)	6,903	—	—	20.0801	6/29/2010	—		—	—	—	—
	12/9/2004(8)	1,886	—	—	20.0801	6/29/2010	—		—	—	—	—
	12/9/2004(8)	7,769	—	—	20.0801	8/29/2012	—		—	—	—	—
	8/25/2005(1)	134,409	—	—	16.8216	8/25/2015	—		—	—	—	—
	8/31/2006(3)	—	157,931	—	14.3165	8/31/2016	—		—	—	—	—
	8/30/2007(3)	—	108,930	—	16.4900	8/30/2017	—		—	—	—	—
	8/28/2008(3)	—	159,794	—	13.8300	8/28/2018	—		—	—	—	—
TOTAL		494,472	426,655	0			0		159,972	1,532,532	75,302	721,394
Christopher J. Fraleigh	8/25/2005(1)	90,954	—	—	16.8216	8/25/2015	0	8/31/2006(4)	21,828	209,112	437	4,182
	8/31/2006(3)	—	148,432	—	14.3165	8/31/2016	0	8/30/2007(5)	0	0	10,628	101,816
	8/30/2007(3)	—	97,260	—	16.4900	8/30/2017	0	8/28/2008(6)	0	0	14,859	142,351
	8/28/2008(3)	—	136,824	—	13.8300	8/28/2018	0
TOTAL		90,954	382,516	0			0		21,828	209,112	25,924	248,350
James W. Nolan	8/25/2005(1)	79,433	—	—	16.8216	8/25/2015	0	8/31/2006(4)	21,828	209,112	437	4,182
	8/31/2006(3)	—	148,432	—	14.3165	8/31/2016	0	8/30/2007(5)	0	0	9,352	89,592
	8/30/2007(3)	—	85,590	—	16.4900	8/30/2017	0	1/31/2008(11)	0	0	3,559	34,093
	8/28/2008(3)	—	109,859	—	13.8300	8/28/2018	0	8/28/2008(6)	0	0	11,931	114,295
TOTAL		79,433	343,881	0			0		21,828	209,112	25,278	242,163
Frank van Oers	8/26/1999(1)	9,292	—	—	19.5044	8/26/2009	0	8/31/2006(4)	14,406	138,009	288	2,760
	8/30/2001(1)	20,908	—	—	18.8318	8/30/2011	0	8/30/2007(5)	0	0	7,652	73,306
	8/29/2002(1)	11,616	—	—	15.9607	8/29/2012	0	8/28/2008(6)	0	0	13,558	129,882
	8/31/2006(3)	—	97,965	—	14.3165	8/31/2016	0		—	—	—	—
	8/30/2007(3)	—	70,030	—	16.4900	8/30/2017	0		—	—	—	—
	8/28/2008(3)	—	124,839	—	13.8300	8/28/2018	0		—	—	—	—
TOTAL		41,816	292,834	0			0		14,406	138,009	21,498	205,948
Margaret M. Foran	8/28/2008(3)	—	19,974	—	13.8300	9/7/2010	0	8/28/2008(6)	0	0	2,169	20,781
TOTAL		0	19,974	0			0		0	0	2,169	20,781

(1)	Grant vests over three years in equal annual installments.

(2)	Option grant does not become exercisable until both time vesting and performance vesting criteria have been fulfilled. Under the performance vesting criteria, no portion of the option may be exercised unless and until the trading price of Sara Lee’s common stock has reached or exceeded $23.55 per share, which is 140% of the fair market value of Sara Lee common stock on the date of grant. Under the time vesting criteria, the option vests over three years in equal annual installments. If the performance vesting criteria have been fulfilled, the option may be exercised to the extent the option has vested under the time vesting criteria as of the date of exercise.
(3)	Grant vests on the third anniversary of the grant date.
(4)	The amounts in the “Number of Shares or Units of Stock That Have Not Vested” column vested on 8/31/2009. The amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column were forfeited because Sara Lee did not achieve the threshold cumulative diluted EPS performance goal.
(5)	The amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column will vest based on Sara Lee achieving the threshold relative total stockholder return goal. The goal is based on Sara Lee’s total stockholder return compared to the total stockholder return of companies in a specified peer group over the three-year performance cycle ending July 2, 2010. The final relative total stockholder return goal will not be determined until the end of the three-year performance cycle, and the payout of this award could range from 0% to 200% of the PSU amount originally granted. Based on Sara Lee’s cumulative total stockholder return over fiscal 2008 and fiscal 2009, no interim vesting has occurred.
(6)	The amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column will vest based on Sara Lee achieving the threshold relative total stockholder return goal. The goal is based on Sara Lee’s total stockholder return compared to the total stockholder return of companies in a specified peer group over the three-year performance cycle ending July 1, 2011. The final relative total stockholder return goal will not be determined until the end of the three-year performance cycle, and the payout of this award could range from 0% to 200% of the PSU amount originally granted. The PSU may vest up to one-third of the original grant amount at the end of fiscal 2009 based on Sara Lee’s total stockholder return during fiscal 2009, and up to one-third of the original grant amount at the end of fiscal 2010 based on Sara Lee’s cumulative total stockholder return over fiscal 2009 and fiscal 2010; however, any interim vested PSU would remain subject to service-based restrictions until the end of fiscal 2011. As of the end of fiscal 2009, no interim vesting has occurred.
(7)	This is a restoration option grant that was fully vested and exercisable at the time of grant. A restoration option, which was granted when an employee used currently-owned shares of Sara Lee common stock to exercise a stock option, was subject to the same terms and conditions as the original option it replaced, except that the restoration option’s exercise price was equal to the market value of Sara Lee’s common stock on the date the restoration option was granted. Sara Lee eliminated the restoration option feature from its option program in fiscal 2005.
(8)	This is a restoration option grant that vested six months after the grant date.
(9)	Grant vests on the fifth anniversary of the grant date.
(10)	PSU grant will vest on the fifth anniversary of the grant date based on the Compensation and Employee Benefit Committee’s assessment regarding the achievement of predetermined “Transformation Initiatives” (i.e., performance measures). As of 6/27/2009, two of the performance measures had been achieved. The amounts in the “Number of Shares or Units of Stock That Have Not Vested” column represent the portion of the grant already earned, and the amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column represent the portion that could be earned if the remaining Transformation Initiatives are achieved.
(11)	The amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column will vest on 8/31/2011 based on Sara Lee achieving the threshold Cumulative Operating Profit of the U.S. Fresh Bakery business as detailed in Sara Lee’s long range plan for fiscal years 2009-2011. The payout could range from 0% to 150% of the number of target PSUs originally granted.

Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) — This column reflects the number of shares underlying performance-based stock options that will vest if and to the extent predetermined performance targets are achieved. The amount represents the value that would be earned if “threshold” performance targets were achieved.

Value of Underlying Unexercised In-The-Money Options at Fiscal Year End ($) — This column reflects the in-the-money value of all unexercised stock options based on the closing market price per share of our common stock of $9.58 on June 26, 2009. An option is in-the-money if the market price of our common stock is greater than the exercise price. The actual value of the award realized by the named executive officer, if any, will depend on the market price of our common stock at the time of exercise.

Market Value of Shares or Units of Stock That Have Not Vested ($) — This column reflects the market value of the unvested RSUs or PSUs based on the closing market price per share of our common stock of $9.58 on June 26, 2009. This column contains only the service-based portion of the RSUs and PSUs.

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) — This column reflects PSUs that will vest if and to the extent predetermined performance targets are achieved. The amount represents the value that would be earned if “threshold” performance targets were achieved.

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) — This column reflects the market value of the unvested and unearned PSUs based on the closing market price per share of our common stock of $9.58 on June 26, 2009. These columns contain only the performance-based portion of the PSUs.

Option Exercises and Stock Vested In Fiscal Year 2009

The table below provides information on the named executive officer’s stock awards that vested from June 29, 2008 through June 27, 2009. During fiscal year 2009, none of the named executive officers exercised options.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Brenda C. Barnes	—	—	33,261	449,024
Mark A. Garvey	—	—	7,927	107,015
L.M. (Theo) de Kool	—	—	13,178	177,903
Christopher J. Fraleigh	—	—	8,917	120,380
James W. Nolan	—	—	11,642	157,167
Frank van Oers	—	—	11,771	158,909
Margaret M. Foran	—	—	—	—

(1)	Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired upon vesting by the closing market price of Sara Lee common stock on the vesting date of $13.50 per share. In addition to the value realized, the named executive officers also received accrued dividend equivalents on the shares acquired on vesting. Dividend equivalents are accrued at the same rate as dividends paid to all stockholders.

Pension Benefits In Fiscal Year 2009 Table

The following section provides information on the defined benefit retirement plans in which the named executive officers participate.

Name	Plan Name	Number of Years Credited Service as of 6/30/2009 (#) (1)	Present Value of Accumulated Benefits as of 6/30/2009 ($) (2)	Payments During Last Fiscal Year ($)
Brenda C. Barnes	Salaried Pension Plan	1.5	50,332	—
	Pension Supplemental Executive Retirement Plan	10.0	3,448,364	—
Mark A. Garvey	Salaried Pension Plan	10.42	119,249	—
	Pension Supplemental Executive Retirement Plan	13.92	420,088	—
L.M. (Theo) de Kool (3)	Salaried Pension Plan	4.0	98,092	—
	Pension Supplemental Executive Retirement Plan	7.5	1,773,925	—
	Sara Lee International B.V. Pension Plan	9.0	1,174,266	—
Christopher J. Fraleigh	Salaried Pension Plan	0.92	12,808	—
	Pension Supplemental Executive Retirement Plan	4.42	359,685	—
James W. Nolan	Salaried Pension Plan	0.83	21,531	—
	Pension Supplemental Executive Retirement Plan	4.33	404,386	—
Frank van Oers	Sara Lee International B.V. Pension Plan	13.5	798,095	—
Margaret M. Foran (4)	Not Eligible	—	—	—

(1)	Ms. Barnes and Messrs. de Kool, Fraleigh and Nolan ceased to accrue credited service and additional benefits in the Sara Lee Pension Plan as of December 31, 2005 as a result of Internal Revenue Code compensation limits and non-discrimination requirements applicable to tax qualified retirement plans. Beginning in January 2006, each such named executive officer accrues credited service and additional benefits only in the Sara Lee Pension SERP. Accordingly, the number of years of credited service under the Sara Lee Pension Plan in the table above relates solely to active service prior to January 2006.
(2)	The following assumptions were used in the present value of accumulated benefits calculations:

Assumption	Netherlands	U.S. – Sara Lee Pension Plan	U.S. – Sara Lee Pension SERP
Discount Rate	6.49%	6.52%	6.42%
Indexation Rate	1.60%	N/A	N/A
Mortality	Gender-specific RP2000 table projected for generational improvements with a white-collar adjustment
Currency Conversion Rate	Euro 1 = U.S.$1.4070

(3)

During the severance period, Mr. de Kool will continue to participate in the U.S. pension plan and also has prior non-U.S. service credited under the pension plan of Sara Lee International B.V., a Dutch subsidiary of Sara Lee. As of June 27, 2009, the measurement date, Mr. de Kool had 4 years of credited service under the qualified U.S. pension plan, 7.5 years of credited service under the U.S. Pension SERP and 9 years of credited service under the Dutch pension plan. Due to his participation in the U.S. plans, Mr. de Kool’s participation in the Dutch plan is frozen, which means he does not accrue additional benefits under that plan. Mr. de Kool’s annual normal retirement pension is Euro 67,608 (approximately $95,124) under the Dutch pension plan. Mr. de Kool is eligible to participate in Sara Lee’s U.S. pension plans because he is on expatriate assignment in the U.S.; however, under his expatriate arrangement, if Mr. de Kool would have accrued a higher level of benefits under the Dutch programs than he actually accrues under the U.S. retirement programs, then Sara Lee has agreed to fund the difference in benefits at retirement through the U.S. Pension SERP. Mr. de Kool’s actual benefits accruals in the U.S. retirement programs are greater than the benefits he would have earned under the Dutch programs and therefore there is no difference due.

(4)	The Sara Lee Pension Plan and the Sara Lee Pension SERP were amended to restrict new participants on and after July 1, 2005. Ms. Foran was hired after July 1, 2005 so she is not eligible to participate in these plans.

The named executive officers domiciled in the United States, except for Ms. Foran, participate in the Sara Lee Corporation Salaried Pension Plan (the “Pension Plan”) and the Sara Lee Corporation Pension Supplemental Executive Retirement Plan (the “Pension SERP”). The Pension Plan is a defined benefit plan intended to provide tax qualified retirement benefits to employees; however, the Internal Revenue Code limits the amount of compensation that can be used to annually accrue benefits under, and imposes certain non-discrimination requirements that may limit participation by the named executive officers in, our tax qualified plans. The benefit under the Pension Plan is determined by a formula based upon employees’ compensation and years of credited service. The formula is 1.75% times final average compensation times credited service, minus a social security offset. A maximum of 35 years of credited service is recognized under the plan and employees are fully vested in the pension plan after five years of service or at age 65, regardless of service.

The Pension SERP, which is a nonqualified defined benefit plan, is intended to provide to the named executive officers the same benefits that they would earn under the Pension Plan if these restrictions did not apply. Normal retirement age is 65 under both the Pension Plan and Pension SERP and the compensation covered under both plans is based on an employee’s average annual salary and cash bonus for the highest five consecutive years in the last ten years. Amounts payable under the pension program are computed on the basis of a straight-life annuity. In accordance with the terms of her employment with Sara Lee, Ms. Barnes receives two years credit for each one year of actual credited service for purposes of eligibility, vesting, and benefit accrual under the retirement programs. This additional benefit is provided entirely through the nonqualified Pension SERP. Due to changes in the program, accruals under the Pension Plan ended on December 31, 2005 and all accruals after that date are under the Pension SERP. At the end of fiscal 2009, Mr. de Kool and Ms. Barnes were the only active named executive officers who were eligible for early retirement because they met the program requirements of age 55 and at least ten years of service. Early retirees are eligible for unreduced benefits at age 62; however, a 5% per year reduction factor applies to benefits commencing prior to age 62.

Mr. van Oers participates in the Stichting Pensioenfonds Sara Lee Nederland (the “Dutch Pension Plan”). The Dutch Pension Plan is a combination defined benefit/defined contribution plan. Defined benefits apply to qualified earnings up to Euro 87,226 (approximately $122,727) and defined contributions apply to qualified earnings in excess of this amount. Normal retirement age under the Dutch Pension Plan is 65 and pension benefits payable under the Dutch Pension Plan are based on an employee’s career average annual base salary and assumed bonus of 33% of base salary. Benefits are computed on the basis of a straight-life annuity. We make defined contributions to the plan based on the participant’s age and the participant’s qualified earnings in excess of Euro 87,226. In fiscal 2009, our contribution rate was 19% of qualified earnings in excess of Euro 87,226 for Mr. van Oers.

Nonqualified Deferred Compensation In Fiscal Year 2009

The following narrative and table provide information on the Sara Lee Corporation 401(k) Supplemental Executive Retirement Plan, which is the only nonqualified deferred compensation plan in which the named executive officers participated in fiscal 2009.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Brenda C. Barnes	—	133,083	(11,070)	—	364,942
Mark A. Garvey	—	20,716	(5,217)	—	69,612
L.M. (Theo) de Kool	—	84,804	(14,981)	—	255,107
Christopher J. Fraleigh	—	40,446	11,471	—	120,901
James W. Nolan	—	34,763	5,736	—	85,433
Frank van Oers (2)	—	—	—	—	—
Margaret M. Foran	—	—	—	—	—

(1)	These amounts are included in the “All Other Compensation” column of the “Fiscal 2009 Summary Compensation Table.”
(2)	Mr. van Oers is a resident of The Netherlands and participates in the programs Sara Lee sponsors in that country. The concept of a non-tax qualified plan does not apply to the Dutch programs, so no amounts are reported for him in the table.

The named executive officers domiciled in the United States participate in the Sara Lee Corporation 401(k) Supplemental Executive Retirement Plan (the “401(k) SERP”). The 401(k) SERP is a nonqualified defined contribution plan intended to provide retirement benefits that could not be provided under the qualified Section 401(k) Plan due to tax law restraints and to comply with non-discrimination requirements under the qualified plan. Eligible earnings for 401(k) SERP notional contributions (since nonqualified plans are unfunded) are base salary and cash bonus in excess of the Internal Revenue Service compensation limit ($230,000 in calendar year 2008). Notional 401(k) SERP accounts earn a return based on the trading price of our common stock.

For all of the named executive officers domiciled in the United States, excluding Ms. Foran, Sara Lee’s contributions consist of matching contributions of 2.73% of their eligible compensation (a 100% match up to 2%, plus a discretionary match of 0.73%) provided that the participant is contributing at least 2% of eligible pay and an annual company contribution of 2% on base salary and cash bonus in excess of the Internal Revenue Service limit, regardless of their contribution level. The executive contributions were made in the qualified 401(k) Plan and not the 401(k) SERP. Employees are always fully vested in their contributions to the Section 401(k) plan and fully vest in Sara Lee’s matching contributions after five years of service.

On July 1, 2005, we changed the retirement program for employees hired after that date to solely a defined contribution Section 401(k) plan. The new program provides a 100% matching contribution of up to 4% plus annual company contributions of 5.5% on base salary and cash bonus in excess of the Internal Revenue Service compensation limit. Employees are always fully vested in their contributions to the Section 401(k) plan and fully vest in Sara Lee’s contributions after five years of service. Employees are eligible to participate in the new 401(k) program after completing one year of service. Ms. Foran was hired after July 1, 2005 and would have been eligible to participate in the new program; however, since she did not complete one year of service, Sara Lee did not make any contributions to her account.

Employment and Retirement Agreements

Generally, we do not enter into employment agreements with our executive officers, except with respect to expatriate assignments or if advisable under local law or custom, such as in The Netherlands. For that reason, Mr. van Oers has entered into an employment agreement with Sara Lee and Sara Lee/DE N.V., predecessor to Sara Lee International B.V., a Dutch subsidiary of Sara Lee.

Under this agreement, Mr. van Oers participates in our annual incentive award plan, long-term incentive plan, and other employee benefit plans on a basis commensurate with the other Sara Lee officers located in The Netherlands, and receives an annual representation allowance of Euro 6,120 (approximately $8,628). His agreement provides that it can be terminated by Sara Lee/DE upon six months’ prior notice and can be terminated by Mr. van Oers upon three months’ prior notice. Generally, if his employment is terminated without cause, he is entitled to the severance benefits provided under our severance plans (as described above). If Mr. van Oers’ employment is terminated at the option of Sara Lee/DE before age 57 1/2, he will be entitled to 1.5 times his most recent annual gross salary, if Sara Lee/DE fails to give six months prior notice, or 1.0 times his most recent annual gross salary, if six months prior notice was given. These severance payments are in addition to any other reasonable amount that may be awarded by the Netherlands Arbitration Institute. If Mr. van Oers’ employment is terminated at the option of Sara Lee/DE after age 57 1/2, or at the executive officer’s option after age 60, he will be entitled to 90% of his most recent base salary for the first year following such termination of employment and 80% of his base salary for each year thereafter until he reaches age 62, subject to reduction under certain circumstances. The agreement also contains customary confidentiality provisions and prohibits Mr. van Oers from competing with us for 24 months after termination of employment.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on its review of filings made with the SEC and representations made by the reporting persons, Sara Lee believes that its executive officers and directors timely filed all reports that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 during fiscal 2009, except for the following: Brenda C. Barnes’ son engaged in two transactions in Sara Lee common stock for his own account. One week after the transactions occurred, Ms. Barnes filed a Form 4 reporting the trades. In addition, a Form 3 for Mark A. Garvey, required in connection with his promotion to Interim Chief Financial Officer, was filed approximately five weeks late. In both instances, a Form 4 and Form 3 were filed promptly after the oversight was discovered.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of Sara Lee’s Board of Directors operates under a written charter adopted by the Board of Directors, which is reviewed annually and is available at www.saralee.com on the “About Sara Lee” page under the link “Board of Directors-Committee Charters.” As provided in its charter, the Audit Committee’s responsibilities include oversight of Sara Lee’s financial reporting and internal controls processes. Sara Lee’s management is responsible for its internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of Sara Lee’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for issuing a report thereon. PricewaterhouseCoopers LLP (“PwC”) served as Sara Lee’s independent registered public accountants for fiscal year 2009.

In this context, and in accordance with its charter, the Audit Committee has met with management and PwC to discuss and review Sara Lee’s audited financial statements. At each regular meeting, the Audit Committee meets separately with Sara Lee’s internal auditors and with PwC. Management represented to the Audit Committee that Sara Lee’s audited consolidated financial statements for the fiscal year ended June 27, 2009 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed these financial statements with management and PwC. The Audit Committee also discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards).

Based on its review and discussions of the matters referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the financial statements be included in Sara Lee’s Annual Report on Form 10-K for the year ended June 27, 2009, for filing with the Securities and Exchange Commission.

In fulfilling its oversight responsibility for reviewing the services performed by Sara Lee’s independent registered public accountants, the Audit Committee retains sole authority to select, evaluate and replace the outside auditors, discusses with the independent registered public accountants the overall scope of the annual audit and the proposed audit fees, and annually evaluates the qualifications, performance and independence of the independent registered public accountants and its lead audit partner. In fiscal 2009, the Audit Committee reviewed and discussed with PwC their independence from Sara Lee and its management and, as part of that review, the Audit Committee received from PwC the written disclosures and the letter required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence). The Audit Committee also reviewed and pre-approved all fees paid to the independent auditors, which are described in the section following this report. The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluations of Sara Lee’s internal controls, and the overall quality of Sara Lee’s financial reporting. The Audit Committee considered the audit and non-audit services that PwC provided in fiscal year 2009 and determined that the provision of those services is compatible with and does not impair PwC’s independence from Sara Lee and its management. As a result of its review, the Audit Committee has selected PwC as Sara Lee’s independent registered public accountants for fiscal year 2010, subject to stockholder ratification.

Audit Committee

Laurette T. Koellner, Chairperson, Christopher B. Begley,

Cornelis J.A. van Lede, Sir Ian Prosser, Rozanne L. Ridgway

Audit Fees

PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) was Sara Lee’s principal auditor for fiscal year 2009. Aggregate fees for professional services rendered for Sara Lee by PricewaterhouseCoopers for the fiscal years ended June 27, 2009 and June 28, 2008 were as follows (in millions):

	Fiscal Year Ended June 27, 2009	Fiscal Year Ended June 28, 2008
Audit Fees	$15.6	$14.0
Audit-Related Fees	6.1	.4
Tax Fees	.3	.6
All Other Fees	.2	0

	$22.2	$15.0

Audit Fees for fiscal years 2009 and 2008 were for professional services rendered for the audits of the consolidated financial statements and internal control over financial reporting, statutory audit work for Sara Lee affiliates in non-U.S. jurisdictions, issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

Audit-Related Fees for fiscal years 2009 and 2008 were for professional services rendered for carve out audits and due diligence services related to business dispositions and acquisitions, employee benefit plan audits and internal control reviews. Approximately $5.6 million of the increase in audit-related fees from fiscal 2008 to fiscal 2009 relates to carve out audits of certain businesses.

Tax Fees for fiscal years 2009 and 2008 were for various domestic and foreign tax services, including tax advice and consulting and the review of certain tax returns.

All Other Fees for fiscal year 2009 were principally for consultation services to improve operational efficiency.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Audit Committee Pre-Approval Policies and Procedures

On an ongoing basis, management of Sara Lee defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of PricewaterhouseCoopers. On a periodic basis, Sara Lee’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The projects and categories of service are as follows:

Audit — These fees include the cost of professional services to audit Sara Lee’s financial statements and internal control over financial reporting. The cost of the annual audit includes costs associated with the quarterly review of financial statements performed in connection with the audit, scope modifications initiated during the course of the audit work and statutory audit work for corporate affiliates in non-U.S. jurisdictions. The Committee separately pre-approves a budget for services related to the issuance of comfort letters and consents, the review of documents filed with the SEC and the review of unique transactions that may arise during the course of the year.

Audit-Related Services — The Committee separately pre-approves budgets for services related to carve-out audit and due diligence services related to business dispositions and acquisitions, internal control reviews and employee benefit plan audits.

Tax — The Committee separately pre-approves a budget for services related to tax compliance, tax planning and tax advice. The specific types of tax services approved include (a) the review of tax returns; (b) assistance with tax examinations and elections; (c) the provision of customs consultancy services; and (d) advice regarding tax codes including interpretations, procedures and private letter rulings thereof, or their equivalent in applicable jurisdictions, in the areas of income tax, value added tax, sales and use tax, and excise taxes.

Other Services — Other services were discussed with and approved by the Audit Committee.

PROPOSAL 2: RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2010

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as Sara Lee’s independent registered public accountants for its fiscal year ending July 3, 2010. The Audit Committee and the Board of Directors seek to have the stockholders ratify the Audit Committee’s appointment of PricewaterhouseCoopers, which has served as Sara Lee’s independent registered public accountants since 2002. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of PricewaterhouseCoopers is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PricewaterhouseCoopers.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2010.

OTHER INFORMATION

Stockholder Proposals for the 2010 Annual Meeting

Sara Lee’s Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice containing the information required by the Bylaws generally must be delivered to the Corporate Secretary of Sara Lee, at Sara Lee’s principal executive offices, not later than 5:00 p.m. (Central Time) on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2010 Annual Meeting must be received by the Corporate Secretary on or after April 19, 2010, and prior to 5:00 p.m. (Central Time) on May 19, 2010. Under the rules of the Securities and Exchange Commission, if a stockholder wishes to submit a proposal for possible inclusion in Sara Lee’s 2010 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive it on or before May 19, 2010.

All proposals must be in writing and should be mailed to Sara Lee Corporation, to the attention of Sara Lee’s Corporate Secretary, Brett J. Hart, at Sara Lee Corporation, 3500 Lacey Road, Downers Grove, Illinois 60515-5424. A copy of the Bylaws may be obtained by written request to the same address, and also are available on our corporate Web site at www.saralee.com on the “Investor Relations” page under the link “Corporate Governance — Corporate Bylaws.”

Sara Lee’s Annual Report on Form 10-K

A copy of Sara Lee’s Annual Report on Form 10-K for the fiscal year ended June 27, 2009, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon written request addressed to:

Investor Relations Department

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515-5424

(630) 598-8100

You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s Web site, www.sec.gov.

Expenses of Solicitation

This solicitation is being made by mail, but also may be made by telephone or in person by Sara Lee officers and employees (without additional compensation). In addition, we have hired Georgeson Inc. for $15,000 plus associated costs and expenses, to assist in the solicitation. Sara Lee will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

Appendix A

CATEGORICAL STANDARDS FOR DETERMINING DIRECTOR INDEPENDENCE

Excerpt of Sara Lee’s Corporate Governance Guidelines

Definition of What Constitutes Independent Directors

No Director will qualify as an independent Director of Sara Lee unless the Board has affirmatively determined that the Director meets the standards for being an independent director established from time to time by the New York Stock Exchange (“NYSE”), the U.S. Securities and Exchange Commission and any other applicable governmental and regulatory bodies. To be considered independent under the rules of the NYSE, the Board must affirmatively determine that a Director has no material relationship with Sara Lee (either directly or as a partner, shareholder or officer of an organization that has a relationship with Sara Lee). To assist it in determining each Director’s independence in accordance with the NYSE’s rules, the Board has established guidelines, which provide that a Sara Lee Director will be deemed independent unless:

(i)	within the preceding three years, the Sara Lee Director was an employee, or an immediate family member of the Director was an executive officer, of Sara Lee;

(ii)	within the preceding three years, the Sara Lee Director received during any twelve-month period more than $120,000 in direct compensation from Sara Lee, or an immediate family member of the Director received during any twelve-month period more than $120,000 in direct compensation for services as an executive officer of Sara Lee, excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)	(A) the Sara Lee Director is a current partner or employee of a firm that is Sara Lee’s internal or independent auditor; (B) an immediate family member of the Sara Lee Director is a current partner of such a firm; (C) an immediate family member of the Sara Lee Director is a current employee of such a firm and personally works on Sara Lee’s audit; or (D) the Sara Lee Director or an immediate family member of the Sara Lee Director was, within the last three years, a partner or employee of such a firm and personally worked on Sara Lee’s audit within that time;

(iv)	within the preceding three years, a Sara Lee executive officer served on the board of directors of a company that, at the same time, employed the Sara Lee Director, or an immediate family member of the Director, as an executive officer;

(v)	the Sara Lee Director is a current executive officer or employee, or an immediate family member of the Sara Lee Director is a current executive officer, of another company that made payments to or received payments from Sara Lee for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues; or

(vi)	the Sara Lee Director serves as an executive officer, director or trustee of a charitable organization, and within the last three years, discretionary charitable contributions by Sara Lee and the Sara Lee Foundation to such organization, in the aggregate in any one year, exceed the greater of $1 million, or two percent (2%) of that organization’s total annual charitable receipts (and “discretionary charitable contributions” shall include corporate cash contributions (including support for benefit events), grants from the Sara Lee Foundation, Matching Grants under the Sara Lee Foundation’s Matching Grants Program, and product donations).

For purposes of these guidelines, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and

A-1

anyone (other than domestic employees) who shares such person’s home, and references to “Sara Lee” include all subsidiaries and divisions that are consolidated with Sara Lee Corporation.

The Board annually will review all commercial and charitable relationships between its Directors and Sara Lee to determine whether the Directors meet these categorical independence tests. If a Director has a relationship with Sara Lee that is not covered by these independence guidelines, those Sara Lee Directors who satisfy such guidelines will consider the relevant circumstances and make an affirmative determination regarding whether such relationship is material or immaterial, and whether the Director would therefore be considered independent under the NYSE’s rules.

Sara Lee will disclose in its proxy statement (a) the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical independence tests of immateriality set forth above, and (b) any charitable contributions made by Sara Lee or the Sara Lee Foundation to any charitable organization in which a Sara Lee Director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or two percent (2%) of such charitable organization’s consolidated gross revenue.

A-2

3500 LACEY ROAD DOWNERS GROVE, IL 60515-5424

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M17224-P84638	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SARA LEE CORPORATION
The Board of Directors recommends you vote FOR each of the nominees for director and the following proposal:
Vote on Directors
Proposal 1: Election of 12 directors
Nominees:	For	Against	Abstain
1a) Brenda C. Barnes	☐	☐	☐			For	Against	Abstain

1b) Christopher B. Begley	☐	☐	☐		1i) Sir Ian Prosser	☐	☐	☐

1c) Crandall C. Bowles	☐	☐	☐		1j) Norman R. Sorensen	☐	☐	☐

1d) Virgis W. Colbert	☐	☐	☐		1k) Jeffrey W. Ubben	☐	☐	☐

1e) James S. Crown	☐	☐	☐		1l) Jonathan P. Ward	☐	☐	☐

1f) Laurette T. Koellner	☐	☐	☐	Vote on Proposal

1g) Cornelis J.A. van Lede 1h) Dr. John McAdam	☐ ☐	☐ ☐	☐ ☐	Proposal 2:	Ratification of the appointment of PricewaterhouseCoopers LLP as Sara Lee’s independent registered public accountants for fiscal 2010	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

ADMISSION TICKET (Not Transferable)

2009 ANNUAL MEETING OF STOCKHOLDERS

9:30 a.m. (local time), October 29, 2009

Chicago Marriott

540 North Michigan Avenue

Chicago, Illinois 60611

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 29, 2009, at 9:30 a.m. (CDT), at the Chicago Marriott, 540 North Michigan Avenue, Chicago, Illinois. Stockholders owning shares at the close of business on September 8, 2009, are entitled to attend and vote at the meeting. Stockholders will vote on the election of 12 members of the Board of Directors, vote on the ratification of Sara Lee’s independent registered public accountants for fiscal year 2010 and transact such other business as may properly come before the meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.saralee.com/annualmeeting.

h DETACH PROXY CARD HERE h	M17225-P84638

SARA LEE CORPORATION

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, OCTOBER 29, 2009

The undersigned holder of common stock of Sara Lee Corporation, a Maryland corporation (the “Company”), hereby appoints Brenda C. Barnes and Brett J. Hart, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at the Chicago Marriott, 540 North Michigan Avenue, Chicago, Illinois 60611, on October 29, 2009, at 9:30 a.m. (CDT), and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director, and “FOR” proposal 2, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)